Exhibit 2.1

Share Purchase Agreement

By and Among

SOWG Tanzania Inc. (Buyer)

and

Sow Good Inc. (Sow Good)

and

Ryzon Materials Limited (Seller)

and

Uranex Tanzania Limited (Uranex)

and

Magnis Technologies (Tanzania) Limited (Magnis Tech)

and

Uranex ESIP PTY Limited (Uranex ESIP)

PRIVATE AND CONFIDENTIAL

▌Hamilton Locke

Table of Contents

1.	Definitions and interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	14
	1.3	Party as trustee	15
	1.4	Basis of Target Group’s obligations	16
2.	Agreement to buy and sell		16
	2.1	Sale and purchase	16
	2.2	Encumbrances and rights	16
	2.3	Title and risk	16
	2.4	Nominee	16
3.	Consideration		16
	3.1	Consideration	16
	3.2	Acknowledgement	17
4.	Conditions precedent		17
	4.1	Conditions precedent to Completion	17
	4.2	Duties in relation to Conditions	20
	4.3	Satisfaction by waiver	20
	4.4	Failure to satisfy Conditions prior to Sunset Date	20
	4.5	No binding agreement for transfer	21
5.	Conduct prior to Completion		21
	5.1	Conduct of Business	21
	5.2	Seller Negative Covenants	21
	5.3	Buyer Negative Covenants	23
	5.4	Buyer and Seller Positive Covenants	23
	5.5	Permitted acts	26
	5.6	Access to the Business	26
	5.7	Notice of material changes	27
	5.8	Termination	27
	5.9	Notice to Seller	27
	5.10	No discussions	27
	5.11	Break Fee	27

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6.	Completion		27
	6.1	Time and place for Completion	27
	6.2	Seller’s obligations at Completion	28
	6.3	Sow Good’s obligations at Completion	30
	6.4	Conditions of Completion	30
	6.5	Delayed delivery of Completion items	31
7.	After Completion		31
	7.1	Access to Records	31
	7.2	Wrong pockets	31
	7.3	“Check-the-Box” Election	32
8.	Tax matters		32
	8.1	Pre-Completion Tax Returns	32
	8.2	Post Completion Date returns	33
	8.3	Straddle returns	33
	8.4	Disputes	33
	8.5	Tax Enquiries by Government Agency	33
9.	Warranties		35
	9.1	Seller Warranties	35
	9.2	Buyer Warranties	35
	9.3	General indemnity	35
	9.4	Specific indemnities	35
	9.5	Tax Indemnity	36
	9.6	Payments; Right of Offset	37
	9.7	Gross Up Payments	37
	9.8	Withholding taxes	37
	9.9	Escrow Shares	37
10.	Default and termination		38
	10.1	Termination	38
	10.2	Effect of Termination	39
	10.3	Remedies cumulative	39
11.	Seller CGT Declaration		39
12.	Public announcements		40
	12.1	Making announcements	40
	12.2	Requirements	40
13.	Confidentiality		40
	13.1	Obligation of confidentiality	40
	13.2	Exceptions	41
	13.3	Disclosure to Representatives	41

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14.	GST		41
	14.1	Consideration is GST exclusive	41
	14.2	Payment of GST	41
	14.3	Timing of payment	41
	14.4	Reimbursement of Expenses	41
15.	General		42
	15.1	Entire understanding	42
	15.2	Survival of obligations	42
	15.3	Further assurances	42
	15.4	No waiver	42
	15.5	Severability	42
	15.6	Consents and approvals	43
	15.7	No variation	43
	15.8	Assignment	43
	15.9	Costs and Duty	43
	15.10	Governing law and jurisdiction	43
	15.11	Specific performance	43
	15.12	Clauses benefiting Third Parties	43
	15.13	Notices	44
	15.14	Set off	44
	15.15	Conflicting provisions	44
	15.16	No merger	45
	15.17	Operation of indemnities	45
	15.18	Relationship of parties	45
	15.19	Payments	45
	15.20	Counterparts	45
	15.21	Electronic signature	45
	15.22	Capital Adjustments	46
Schedule 1 – Tenements			47
Schedule 2 – Seller Warranties			48
Schedule 3 – Sow Good Warranties			72
Schedule 4 – Leased Premises			74
Schedule 5 – Material Contracts			75
Schedule 6 – Stockholders Agreement			76
Schedule 7 – Owned Premises			77

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Parties

Buyer	Name	SOWG Tanzania Inc.
	Address	1440 N Union Bower Rd, Irving, TX 75061
	Email	[***]
	Attention	Sam Goldberg
Sow Good	Name	Sow Good Inc.
	Address	1440 N Union Bower Rd, Irving, TX 75061
	Email	[***]
	Attention	Sam Goldberg
Seller	Name	Ryzon Materials Limited
	ACN	115 111 763
	Address	Suite 11.01, 1 Castlereagh Street, Sydney NSW 2000 Australia
	Email	[***]
	Attention	Frank Poullas
Uranex ESIP (Seller)	Name	Uranex ESIP Pty Limited
	Company Number	122 239 070
	Address	Suite 11.01, 1 Castlereagh Street, Sydney NSW 2000 Australia
	Email	[***]
	Attention	Frank Poullas
Uranex	Name	Uranex Tanzania Limited
	Company Number	53636
	Address	Plot No. 32 Zambia Road, Oysterbay, P.O. Box 11085, Dar Es Salaam
	Email	[***]
	Attention	Frank Poullas
Magnis Tech	Name	Magnis Technologies (Tanzania) Limited
	Company Number	113941
	Address	Plot No. 890 Yatch Club Road, Msasani, Kinondoni, Dar Es Salaam
	Email	[***]
	Attention	Frank Poullas

Background:

(A)	As at the Execution Date, the Seller owns all of the issued capital in the Targets.

(B)	This agreement records the terms and conditions on which the Buyer (or its designee(s)) agrees to purchase, and the Seller agrees to sell, the Sale Shares.

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Operative provisions:

1.	Definitions and interpretation

1.1	Definitions

In this agreement:

10-Day VWAP means US$4.8135 (being US$0.3209 x 15), which is the volume-weighted average trading price of the Sow Good Shares on the Exchange, rounded to 4 decimal points, for the last ten (10) trading days prior to the date hereof, as adjusted pursuant to clause 15.22.

Accounting Standards means:

(a)	the requirements of the Corporations Act in relation to the preparation and contents of accounts; and

(b)	to the extent not inconsistent with paragraph (a) of this definition, generally accepted accounting principles applied in Australia for companies similar to the Targets.

Accounts means:

(a)	the consolidated audited balance sheet of the Targets as at the Accounts Date;

(b)	the consolidated audited income statements of each of the Targets for the 12 month period ending on the Accounts Date; and

(c)	the consolidated audited statements of cash flow of each of the Targets for the 12 month period ending on the Accounts Date.

Accounts Date means the year ended 30 June 2024.

Affiliate means, in relation to a person (first-mentioned person):

(a)	a person (Primary Person) that is a body corporate, a person:

(i)	that is a Related Body Corporate of the Primary Person;

(a)	controlled directly or indirectly by the Primary Person;

(ii)	controlling directly or indirectly the Primary Person;

(b)	directly or indirectly Controlled by a person who Controls the Primary Person (whether alone or with another person or persons); or

(b)	a person that is an individual, any entity which is:

(i)	directly or indirectly Controlled by the Primary Person; or

(c)	a trustee of a trust or unit trust in respect of which the individual (together with his or her spouse, parent or remoter linear ancestor, child or remoter issue, brother, sister and/or other Affiliate) holds more than 50% of the units or beneficial interest.

Authorisation includes an authorisation, consent, agreement, notice of non-objection, certificate, licence, permission, approval, permit or declaration or exemption form, in each case by or with a Government Agency.

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Beneficiary means, in respect of a Condition, a person listed as a beneficiary in respect of that Condition.

Broker means the broker representing Seller in the transactions contemplated by this agreement, as identified in writing by Seller prior to Completion.

Broker Payoff Shares means such number of Sow Good Shares as is determined by dividing AUD22,500,000 (as converted to USD pursuant to clause 1.2(a)(xxi)) by the 10-Day VWAP (rounded down to the nearest whole Sow Good Share) to be issued to the Broker subject to and in accordance with clause 6.3(c).

Business means the exploration and mineral extraction opportunity evaluation business carried on by the Target Group.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Perth, Australia or New York, New York.

Buyer Director means any director of a Target Group Member appointed by the Buyer.

Buyer Group means the Buyer and its Related Bodies Corporate and, after Completion, includes each Target Group Member, and Buyer Group Member means any one of them.

CGT Withholding Amount means the amount, if any, that the Buyer is liable to pay the Australian Taxation Office under section 14-200 of Schedule 1 to the Tax Act.

Claim means any claim, notice, demand, action, proceeding, litigation, prosecution, dispute, order, declaration, inquiry, arbitration, investigation, judgment, award, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a Third Party or a party to this agreement or otherwise.

Completion means the completion of the sale and purchase of the Sale Shares in accordance with clause 6.

Completion Date means the date that is 5 Business Days after the satisfaction or waiver of the Conditions (other than those Conditions that by their nature are to be satisfied at Completion).

Completion Form 8-K means Sow Good’s filing with the SEC on Form 8-K pursuant to Item 2.01 of SEC Form 8-K in connection with the Completion.

Condition means a condition precedent specified in clause 4.1.

Confidential Information means all information in whatever form:

(a)	relating to the terms of this agreement;

(b)	disclosed by or on behalf of the Providing Party to the Recipient or its Representatives in connection with the transactions contemplated by this agreement;

(c)	obtained by the Recipient in connection with the transactions contemplated by this agreement, that, by its nature or the circumstances surrounding its disclosure, could reasonably be expected to be confidential to the Providing Party or its Related Bodies Corporate; or

which the Providing Party identifies as confidential at the time of disclosure.

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Consequential Loss means any Loss arising from a breach of this agreement:

(a)	which does not arise naturally or in the usual course of things from such a breach; or

(b)	which constitutes, or arises from or in connection with:

(i)	a loss of revenue or opportunity;

(ii)	a loss of goodwill; or

(iii)	a loss of business reputation,

even if such loss arises naturally or in the usual course of things from the breach but specifically excluding any Liability or Loss which:

(c)	is direct loss of profits, direct loss of revenue or direct loss of production;

(d)	arises naturally and in usual course of things from the relevant facts or circumstances giving rise to the Liability or Loss which, at the Execution Date, would have been reasonably foreseeable by the party who is liable for the Liability or Loss; or

(e)	is a diminution in the value of the Sale Shares.

Consideration has the meaning given in clause 3.1.

Consideration Recipients means, collectively, Seller, the Broker and the Lenders.

Consideration Shares means such number of Sow Good Shares issued collectively to the Consideration Recipients as is determined by dividing (a) (i) AUD150,000,000 minus (ii) Debt at Completion minus (iii) the product of the aggregate amount of CGT Withholding Amount at Completion and the Tanzanian Tax Amount at Completion and 2 (as converted to USD pursuant to clause 1.2(a)(xxi)) by (b) the 10-Day VWAP (rounded down to the nearest whole Sow Good Share).

Contamination means in relation to land, the presence in, on or under that land, including groundwater under that land, of any substance (including a chemical, a mineral or any natural or human produced substance) which has been added to the land at a concentration above the concentration at which the substance is normally present in, on or under geologically similar land in the same locality and poses a threat to human health or the Environment.

Contingent Value Rights means 222,767 contingent value rights having the terms and conditions and in the form provided for in the CVR Agreement, to be issued pursuant to clause 6.3(b) to Seller, with each such Contingent Value Right entitling the holder(s) thereof to a fractional interest in any Escrow Shares as and when issued by Sow Good pursuant to clause 9.9.

Continuing Clauses means this clause 1 (Definitions and interpretation), clause 12 (Public announcements), clause 13 (Confidentiality), clause 14 (GST), clause 15 (General) and any other clause that by its terms survive termination of this agreement.

Control of a company by a person means:

(a)	the person determines the composition of the board of directors of the company or has the capacity to do so;

(b)	the board of directors of the company is accustomed to act in accordance with the instructions, directions or wishes of the person; or

(c)	the person holds or owns (alone or with its Affiliates):

(i)	the majority of the issued shares of the company;

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(ii)	the majority of the issued shares of the ultimate holding company of the company; or

(iii)	the majority of any securities or other rights granted by the company entitling holders to distributions based on the profits, earnings or net liquidation proceeds of the company.

Corporations Act means the Corporations Act 2001 (Cth).

CVR Agreement means the Contingent Value Rights Agreement in a form to be mutually agreed by and among Seller, Sow Good and the Rights Agent.

Debt means the aggregate amount of any and all Liabilities and indebtedness (whether actual or contingent) of the Target Group in respect of moneys borrowed by, and any form of financial accommodation of the Target Group, including (without limitation):

(a)	bank loans and overdrafts (including accrued interest);

(b)	other financial liabilities to third parties such as (but not inclusive of amounts outstanding under finance leases and hire purchase agreements);

(c)	any unpaid income Tax Liabilities (including a provision for Tax payable on profits for the period up to the Completion Date, less any current year instalments paid);

(d)	long service Liabilities for employees with greater than 5 years of service (including oncosts);

(e)	excess annual leave liabilities (including oncosts) (i.e. greater than 4 weeks for all employees);

(f)	outstanding bonuses payable to employees;

(g)	outstanding sales commission payable;

(h)	outstanding amounts payable with respect to adviser or other costs associated with this agreement, the Transaction or any sale process conducted prior to the Execution Date; and

(i)	declared but unpaid dividends.

Defaulting Party has the meaning given to that term in clause 6.4(b).

DGCL means the General Corporation Law of the State of Delaware.

Duty means any stamp, transaction, landholder or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them but excludes any Tax.

Effective Time means 11:59pm on the day that is immediately before the Completion Date.

Encumbrance means any security for the payment of money or performance of obligations and includes a mortgage, charge, pledge, lien, trust, title retention, preferential right, easement, restrictive or positive covenant or any other adverse right or interest.

Environment means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sounds, odours, tastes, the biological factors of animals and plants, the social factors of aesthetics, and includes ecosystems.

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Environmental Law means any statute or common law relating to the Environment including any law relating to land use, planning, heritage, coastal protection, water catchments, pollution of air or waters, soil or groundwater contamination, chemicals, waste, use of hazardous or dangerous goods or substances, building regulations, public and occupational health and safety, noxious trades, or any other aspect of protection of the Environment, person or property.

Escrow Shares means such number of Sow Good Shares as is determined by dividing AUD15,000,000 (as converted to USD pursuant to clause 1.2(a)(xxi)) by the 10-Day VWAP (rounded down to the nearest whole Sow Good Share), to be issued subject to and in accordance with this agreement and the CVR Agreement.

Exchange means the Nasdaq Stock Market operated by Nasdaq, Inc.

Exchange Act means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Execution Date means the date the last of the Parties executes this agreement.

Existing Intercompany Debt means, collectively:

(a)	the debt of A$84,509,526.91 (being the aggregate amount of principal as of 31 March 2026) owed by Uranex to Seller;

(b)	the debt of A$130,968.91 (being the aggregate principal amount as of 31 March 2026) owed by Magnis Tech to Seller;

(c)	any incremental borrowings or advances made thereunder since 31 March 2026 and prior to Completion; and

(d)	any accrued and unpaid interest thereon and any other amounts payable thereunder to fully extinguish such debts.

Existing Intercompany Debt Novation means a deed of novation pursuant to which the Existing Intercompany Debt is novated by Seller to Sow Good, in a form to be mutually agreed between Seller and Buyer prior to Completion.

Fairly Disclosed means where sufficient information has been disclosed in writing in sufficient particularity such that a reasonable purchaser in the position of the Buyer could ascertain the nature, substance and quantum of the relevant fact, matter or circumstance.

Financial Market has the meaning given to that term in the Corporations Act.

Financial Year means a period of 12 months ending on 30 June in any year.

First Party has the meaning given to that term in clause 14.4.

FWA means the Fair Work Act 2009 (Cth) and any applicable equivalent legislation anywhere in the world (including, without limitation, in Tanzania).

GAAP means generally accepted accounting principles in the United States.

General Indemnity means the indemnity given by the Seller in clause 9.3.

Government Agency means any government or governmental, administrative, monetary, fiscal, statutory or judicial body, department, commission, authority, tribunal, agency or entity anywhere in the world (including, without limitation, Australia, the United States and Mainland, Tanzania).

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GST means GST as defined in the GST Act or any similar value added tax, goods and services tax or consumption tax imposed by the law of any jurisdiction anywhere in the world, (including, without limitation, the United States and Mainland, Tanzania).

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth) or any equivalent legislation, statute, regulation or by-law in any other jurisdiction.

IFRS means the International Financial Reporting Standards issued by the International Accounting Standards Board.

Independent Accountant means:

(a)	an independent accountant agreed in writing by the Buyer and the Seller; or

(b)	if the Buyer and the Seller are unable to agree, an independent chartered accountant nominated by Chartered Accountants Australia and New Zealand, provided that the firm of chartered accountants to which the relevant chartered accountant belongs must not be the current auditor, accountant or advisor of a Buyer Group Member, Target Group Member or a Seller.

Information Statement has the meaning given to that term in clause 5.4(c)(i).

Insolvency Event means any of the following events occurring to a person:

(a)	an application is made to a court for an order that it be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed, and the application is not withdrawn, struck out or dismissed within 21 days of it being made;

(b)	a liquidator or provisional liquidator is appointed;

(c)	an administrator or a controller is appointed to any of its assets;

(d)	it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors;

(e)	it proposes a winding-up or dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;

(f)	it is insolvent as disclosed in its accounts, or otherwise states that it is insolvent, or it is presumed to be insolvent under an applicable law;

(g)	it becomes an insolvent under administration or action is taken which could result in that event;

(h)	it is taken to have failed to comply with a statutory demand as a result of section 459F(1) of the Corporations Act which has not been satisfied, struck out or withdrawn within 21 days of it being made;

(i)	a notice is issued under sections 601AA or 601AB of the Corporations Act;

(j)	a writ of execution is levied against it or its property;

(k)	it ceases to carry on business or threatens to do so; or

(l)	anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the above paragraphs of this definition.

Insurance Contract has the meaning given to that term in Seller Warranty 16(a).

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Intellectual Property Licences means any licences granted to a Target Group Member in respect of Intellectual Property Rights including the Intellectual Property Rights listed in Schedule 4.

Intellectual Property Rights means all intellectual and industrial property rights and interests throughout the world, whether registered or unregistered, including trade marks, designs, patents, inventions, circuit layouts, copyright and analogous rights, Confidential Information, know how and all other intellectual property rights as defined in Article 2 of the convention establishing the World Intellectual Property Organisation of 14 July 1967.

Law includes:

(a)	statutes, regulations or by-laws of the Commonwealth of Australia, Tanzania (Relevant Jurisdictions), the United States or any State or Territory of any of the foregoing, or any Government Agency;

(b)	requirements and approvals (including conditions) of the Relevant Jurisdictions or any State or Territory of any of the Relevant Jurisdictions, or any Government Agency that have the force of law; and

(c)	principles of law or equity established by decisions of courts in any of the Relevant Jurisdictions.

Leased Premises means the properties that are subject to a Property Lease as set out in Schedule 4.

Lender Payoff Shares means such number of Sow Good Shares as is determined by dividing AUD43,000,000 (as converted to USD pursuant to clause 1.2(a)(xxi)) by the 10-Day VWAP (rounded down to the nearest whole Sow Good Share), to be issued to the Lenders subject to and in accordance with clause 6.3(d).

Lenders means, collectively, those persons that held Debt owed by the Target Group which is to be extinguished pursuant to the Subscription Agreements, as identified in writing by Seller prior to Completion.

Liability includes all liabilities, claims, debts, obligations, losses, damages, costs, interest, fees, penalties, fines, assessments, forfeiture and expenses of whatever description (whether actual, contingent or prospective).

Loss means any loss, Liability, damage, charges, payments, cost or expense (whether direct, indirect or consequential and whether accrued or paid) including legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties, but not Consequential Loss.

Material Adverse Change means any change, effect, event or series of events, occurrence, state of facts or development in respect of the Business that could (whether individually or when aggregated with other such events) reasonably be expected to be materially adverse to exploration and evaluation by the Business or the Target Group.

Material Authorisation has the meaning given to that term in Seller Warranty 19(a).

Material Contract means each of the contracts listed in Schedule 5.

Mining Act means the Mining Act, Cap 123 R.E 2023.

Mining Commission means the Mining Commission established under section 23 of the Mining Act.

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Mining Information means all geological, geophysical, geochemical and other technical and non-technical information relating to the Business as at the Execution Date and any of the foregoing which are acquired by the Targets or the Seller in the intervening period between the Execution Date and Completion.

Necessary Approvals means the approvals, notifications, consents or waivers required in order to effect the Transaction without:

(a)	breaching the terms of the relevant contract; or

(b)	giving rise to, or permitting any party to the contract to exercise, any right under the relevant contract (including any pre-emption right or a right to terminate the contract),

each of which is conditional only on Completion occurring or subject only to conditions reasonably acceptable to the Seller and the Buyer.

Notifying Party has the meaning given to that term in clause 6.4(b).

Officer has the meaning given in the Corporations Act.

Other Party has the meaning given to that term in clause 14.4.

Owned Intellectual Property means all Intellectual Property Rights used by a Target Group Entity in connection with the Business but excluding the Intellectual Property Licences.

Parties Section means the section of this agreement headed “Parties”.

PCAOB means the Public Company Accounting Oversight Board.

Permitted Dividend means a dividend declared and paid under clause 5.6.

Personnel means, as applicable, a person’s Officers, employees, consultants or contractors (including sub-contractors and their employees).

Plant and Equipment means all plant, equipment (including computer equipment), motor vehicles, machinery, furniture, fixtures and fittings owned or used by the Target Group up to Completion.

Promisee has the meaning given to that term in clause 15.12.

Property Lease means each lease, sublease, licence or other arrangement as set out in Schedule 4.

Properties means the properties leased under the Property Leases, and any other premises owned or occupied by a Target Group Member to conduct the Business.

Providing Party means the party which provides Confidential Information.

Recipient means a party that received Confidential Information of a Providing Party.

Records means the originals and copies, in any form, of all files, data, reports, records, accounts, registers, correspondence, documents and other material relating to or used by a Target Group Member in connection with the Business including:

(a)	minute books, statutory books and registers, books of account and copies of business activity statements, fringe benefit tax and payroll tax returns;

(b)	sales literature, market research reports, brochures and other promotional material (including printing blocks, negatives, soundtracks and associated materials);

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(c)	lists of all clients, suppliers and customers;

(d)	financial records and accounts including ledgers, journals and books of account;

(e)	records of wages, employment benefits and other payroll and personnel information; and

(f)	records of and relating to the contracts entered into by a Target Group Member.

Registration Rights Agreement means the registration rights agreement to be entered into by each of Sow Good, the Seller, the Broker and the Lenders, in form and substance reasonably acceptable to Sow Good.

Reimbursable Expense has the meaning given to that term in clause 14.4.

Related Body Corporate has the meaning given in section 50 of the Corporations Act, whereby where a body corporate is:

(a)	a holding company of another body corporate; or

(b)	a subsidiary of another body corporate; or

(c)	a subsidiary of a holding company of another body corporate;

the first-mentioned body and the other body are related to each other.

Representative of a party, means its Personnel, agents, auditors, legal advisers, bankers, financiers or financial advisers, or of any of its Related Bodies Corporate.

Resolved Claim means any Claim or Tax Claim in respect of which notice has been given by the Buyer to the Seller before the Retention Date and which has been resolved by:

(a)	the Buyer withdrawing the Claim or Tax Claim;

(b)	the Seller and the Buyer agreeing in writing the amount to be paid in settlement of the Claim or Tax Claim; or

(c)	a court of competent jurisdiction making a final award of damages, or a determination that no damages are payable, in respect of the Claim or Tax Claim.

Responsible Party means, in respect of a Condition, a person listed as the responsible party in respect of that Condition.

Returns has the meaning given to that term in Seller Warranty 12(a).

Rights Agent means the financial institution designated by Sow Good to act as the rights agent under the CVR Agreement, which financial institution shall be reasonably acceptable to Seller.

Sale Shares means, collectively, the following (which as at the Execution Date constitutes all of the issued capital in the Targets):

(a)	3 ordinary shares of TZS 1,333 each in Uranex; and

(b)	100 ordinary shares of TZS 1,000 each in Magnis Tech.

Sarbanes-Oxley Act means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

SEC means the Securities and Exchange Commission.

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Securities means shares, units, preference shares, warrants, options or other equity interests to acquire shares or rights or securities convertible, exchangeable or exercisable into, shares, preference shares, warrants or options.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Sellers means Magnis Tech, Uranex, Uranex ESIP and Seller.

Sellers Consideration Shares means the Consideration Shares minus the Escrow Shares, minus the Broker Payoff Shares, minus the Lender Payoff Shares, to be issued to Seller subject to and in accordance with clause 6.3(a).

Sellers DD Folder means the drop-box folder titled “UTL MTL DD” agreed by the Sellers and the Buyer on or before the Execution Date and which contains disclosures in respect of the Seller Warranties, and includes all of its schedules and annexures (as relevant).

Seller Warranty means the representations and warranties set out in Schedule 1.

SIS Act means Superannuation Industry (Supervision) Act 1993 (Cth) and any applicable equivalent legislation anywhere in the world (including, without limitation, in Tanzania).

Sow Good means Sow Good Inc.

Sow Good Shares means common shares in the issued capital of Sow Good.

Sow Good Warranty means the representations and warranties set out in Schedule 3.

Stockholders Agreement means the stockholders agreement to be entered into by and among each of Sow Good, Seller, Broker and Lenders in substantially the form set out in Schedule 6.

Subscription Agreements means the subscription agreements to be entered into by each of the Broker and the Lenders, in form and substance reasonably acceptable to Sow Good, pursuant to which each of the Broker and the Lenders shall have (i) agreed to receive the Broker Payoff Shares or the Lender Payoff Shares, as the case may be, in full satisfaction of amounts due to them from the Seller and (ii) made such representations, warranties, and acknowledgments as are required under applicable securities laws, including with respect to accredited investor status and investment intent.

Sunset Date means 15 October 2026.

Superannuation Legislation means the Superannuation Guarantee (Administration) Act 1992 (Cth) and any applicable equivalent legislation anywhere in the world (including, without limitation, in Tanzania).

System has the meaning given to that term in Seller Warranty 18(a).

TAA means the Taxation Administration Act 1953 (Cth).

Takeover Law means a “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws.

Target Group means the Targets and their Related Bodies Corporate and Target Group Member means any one of them.

Targets means, collectively, Uranex and Magnis Tech.

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Tax, Taxes or Taxation means all forms of present and future taxes, fees, excise, Duty, imposts, deductions, charges, withholdings, rates, levies or other governmental impositions imposed, assessed, levied or charged by any Government Agency, and includes capital gains tax, income tax, GST, payroll tax and land tax, together with all interest, penalties, fines, expenses and other additional statutory charges relating to any of them.

Tax Authority means the Tanzania Revenue Authority and any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world that administers Tax.

Tax Act means any legislation or statute of any jurisdiction that imposes or administers Tax on a party or a Target Group Member, as the context requires, including (without limitation) the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) and the TAA.

Tax Claim means any Claim arising from a breach of a Tax Warranty or pursuant to the General Indemnity (to the extent it relates to a breach of a Tax Warranty) or pursuant to the Tax Indemnity.

Tax Costs means all reasonable costs and expenses incurred in:

(a)	managing an inquiry; or

(b)	conducting any litigation, dispute, process, alternative dispute resolution process or similar action,

in relation to Tax, but does not include Tax.

Tax Demand means:

(a)	any assessment, notice or demand or any other document issued or action taken by or on behalf of any Government Agency in respect of Tax that relates to a period before and up to the Completion Date;

(b)	any document received from a Government Agency administering any Tax assessing, imposing, claiming or indicating an intention to claim any Tax that relates to a period before and up to the Completion Date; or

(c)	lodgement of a Tax Return or request for an amendment of a lodged Tax Return that relates to a period before and up to the Completion Date,

in any case which may lead to a Tax Claim.

Tax Demand Amount means:

(a)	the amount required to be paid in respect of Tax to a Government Agency as a result of a Tax Demand, including a Tax Demand issued to a Target Group Member;

(b)	the amount required to be paid to a Government Agency as a result of a Tax Demand issued to a Target Group Member relating to the recovery by the Government Agency of all or part of a Tax incentive (including any R&D tax offsets), concession or other form of relief allowed to or applied by a Target Group Member before the Completion Date;

(c)	the amount of any credit, rebate or refund of Tax or, in respect of franking credits generated after the Completion Date, franking credits lost to or paid as a result of a Tax Demand issued to a Target Group Member; or

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(d)	the amount of the loss of any relief, allowance, deduction or loss carried forward, as a result of a Tax Demand issued to a Target Group Member, multiplied by the rate of Tax applicable to companies in the year to which the Tax Demand relates, plus any associated fines, additional tax, interest or penalties.

Tax Enquiry has the meaning given to that term in clause 8.5(a).

Tax Enquiry Notification has the meaning given to that term in clause 8.5(a).

Tax Expert means:

(a)	an independent tax expert agreed in writing by the Buyer and the Seller; or

(b)	if the Buyer and the Seller are unable to agree, an independent tax expert nominated by the head for the time being of the prevailing professional tax body or institute in the jurisdiction most relevant to the Tax matter in dispute, provided that the tax expert, or the firm to which the independent tax expert belongs, must not be the current auditor, accountant or advisor of a Buyer Group Member, Target Group Member or a Seller.

Tax Indemnity means the indemnity given by the Seller in clause 9.4.

Tax Law means any Law relating to Tax.

Tax Return means any return, filing, form or statement in connection with any Tax which is required under the Tax Act, the GST Act or any other Law to be lodged, filed or submitted with any Government Agency in respect of Tax.

Tenements means the tenements of the Targets, including (without limitation) those detailed in Schedule 1, including any extension, renewals, consolidations, replacements or amendments thereto and all rights associated with any of the foregoing, including (without limitation) the right to treat mineral bearing material located in or on them.

Third Party means a party that is not a party to this agreement or a Related Body Corporate of a party to this agreement.

Third Party Claim means a Claim made or threatened by a Third Party against the Buyer or a Target Group Member, but excluding any Claim in respect of which clause 8.4(a) applies.

Transaction means the sale and purchase of the Sale Shares under this agreement.

Transaction Agreements means, collectively, the following agreements:

(a)	this agreement;

(b)	the CVR Agreement and the Contingent Value Rights;

(c)	the Stockholders Agreement;

(d)	the Subscription Agreements;

(e)	the Registration Rights Agreement; and

(f)	such other agreements as agreed between the Buyer and the Seller in writing as being ‘Transaction Agreements’.

Unresolved Claim means any Claim or Tax Claim in respect of which notice has been given by the Buyer to the Seller before the Retention Date which is not a Resolved Claim.

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Written Consent means the written consent to approve and adopt this Agreement and the issuance of the Consideration Shares by Sow Good to the Consideration Recipients pursuant to clause 3.1, in accordance with Section 228 of the DGCL.

1.2	Interpretation

(a)	In this agreement, unless the context requires otherwise:

(i)	the singular includes the plural and vice versa;

(ii)	a gender includes the other genders;

(iii)	other grammatical forms of defined words or expressions has a corresponding meaning;

(iv)	a reference to a clause, schedule, annexure or appendix is a reference to a clause, schedule, annexure or appendix in this agreement;

(v)	a reference to a document includes the document as modified, extended or supplemented from time to time and any document replacing, novating or restating it;

(vi)	this agreement includes the background, any schedules and any annexures;

(vii)	a reference to an agreement other than this agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(viii)	a reference to a party is to a party to this agreement and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(ix)	if something is to be or may be done on a day that is not a Business Day then it must be done on the next Business Day;

(x)	the word “person” includes a natural person, partnership, body corporate, association, government or local authority, agency and any body or entity whether incorporated or not;

(xi)	the word “month” means calendar month and the word “year” means 12 months;

(xii)	writing includes all modes of representing or reproducing words in a legible, permanent and visible form;

(xiii)	a reference to a thing (including a right) includes a part of that thing but nothing in this clause implies that part performance of an obligation constitutes performance of the obligation;

(xiv)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(xv)	money amounts are stated in Australian currency;

(xvi)	a reference to time is to Sydney, New South Wales, Australia time;

(xvii)	a period of time starting from a given day or the day of an act or event, is to be calculated exclusive of that day;

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(xviii)	if a party must do something under this agreement on or by a given day and it is done after 5.00pm on that day, it is taken to be done on the next day;

(xix)	any body which no longer exists or has been reconstituted, renamed, replaced or whose powers or functions have been removed or transferred to another body or agency, is a reference to the body which most closely serves the purposes or objects of the first-mentioned body;

(xx)	any agreements, representation, warranty or indemnity in favour of two or more parties (whether those parties are included in the same defined term or not) is for the benefit of them jointly and severally;

(xxi)	where amounts delineated in this agreement in Australian Dollars are to be paid in United States dollars, or used to determine the number of shares to be issued pursuant to this agreement, then the applicable foreign exchange rate is 0.7149 AUD/USD, which is the AUD/USD exchange rate posted by the Reserve Bank of Australia as of the date hereof;

(xxii)	any reference to a document being “in agreed form” means a document in a form agreed by the relevant parties before the signing of this document and either:

(A)	entered into on the Execution Date by the relevant parties; or

(B)	confirmed in writing by the relevant parties or on their behalf, with any such amendments as they may subsequently agree;

(xxiii)	a reference in this agreement to a Seller’s awareness, knowledge or belief is a reference to the actual awareness, knowledge or belief of the directors of the board of the Seller from time to time and includes any awareness, knowledge or belief they would have had if they had made all reasonable enquiries to ensure that such awareness is true, accurate and not misleading; and

(xxiv)	a reference in this agreement to a Buyer’s or Sow Good’s awareness, knowledge or belief is a reference to the actual awareness, knowledge or belief of Nochum Halevi and includes any awareness, knowledge or belief they would have had if they had made all reasonable enquiries to ensure that such awareness is true, accurate and not misleading.

(b)	In this agreement:

(i)	headings and sub-headings are used for convenience only and do not affect the interpretation of this agreement;

(ii)	no provision of this agreement may be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or the preparation or proposal of that provision; and

(iii)	wherever “include”, “for example” or any form of those words or similar expression is used, it means including without limitation.

1.3	Party as trustee

In this agreement, unless the context requires otherwise:

(a)	if any party (Trustee) enters into this agreement in the capacity as trustee of any trust (Trust) under any trust deed, deed of settlement or other instrument (Trust Deed), and whether or not any other party has notice of the Trust, then the Trustee enters into this agreement both as trustee of the Trust and in its personal capacity; and

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(b)	no change of trustee of the Trust (including any appointment of an additional trustee) can occur without the prior written consent of the other parties, which consent must not be unreasonably withheld or delayed.

1.4	Basis of Target Group’s obligations

(a)	Unless this agreement provides otherwise, the obligations of the Target Group under this agreement are joint and several.

(b)	A failure of any Target Group Member to perform an obligation of it under this agreement does not relieve any other Target Group Member of its liability to perform its obligations under this agreement.

2.	Agreement to buy and sell

2.1	Sale and purchase

The Seller agrees to sell the Sale Shares to the Buyer (or its nominee(s)), and the Buyer agrees to purchase the Sale Shares from the Seller, in consideration for Sow Good issuing the (a) Sow Good Shares underlying the Consideration, and (b) the Contingent Value Rights, in each case, at the times and subject to and otherwise in accordance with this agreement and the CVR Agreement.

2.2	Encumbrances and rights

The Seller must transfer the Sale Shares to the Buyer at Completion:

(a)	free from any Encumbrance; and

(b)	together with all benefits and rights, including dividend and voting rights, attached or accrued to them on or after Completion.

2.3	Title and risk

The title to and the risk of the Sale Shares:

(a)	until Completion, remains solely with the Seller; and

(b)	on and from Completion, passes from the Seller to the Buyer.

2.4	Nominee

(a)	Sow Good may, at its sole discretion at any time prior to Completion by written notice to the Seller, nominate one or more nominee companies that are wholly owned subsidiaries of it to take the transfer of the Sale Shares.

3.	Consideration

3.1	Consideration

The Consideration for the Sale Shares will comprise:

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(a)	the Sellers Consideration Shares, which will be issued on Completion in accordance with clause 6.3(a);

(b)	the Contingent Value Rights, which will be issued on Completion in accordance with clause 6.3(b) (which, for the avoidance of doubt, will entitle the holder(s) thereof to receive a fractional interest in any Escrow Shares as and when issued pursuant to this agreement and the CVR Agreement);

(c)	the Broker Payoff Shares, which will be issued on Completion in accordance with clause 6.3(c); and

(d)	the Lender Payoff Shares, which will be issued on Completion in accordance with clause 6.3(d).

3.2	Acknowledgement

The Seller acknowledges that the Consideration represents the total aggregate consideration to be satisfied by Sow Good (and the Buyer) to acquire the Sale Shares and to take assignment of the Existing Intercompany Debt pursuant to the Existing Intercompany Debt Novation.

4.	Conditions precedent

4.1	Conditions precedent to Completion

Completion is subject to and conditional on each of the following Conditions being satisfied or waived:

No.	Condition		Responsible Party	Beneficiary
(a)	Encumbrances: The Seller produce evidence satisfactory to the Buyer that it has obtained duly executed releases and discharges of all Encumbrances to the extent registered against assets owned by a Target Group Member and used in the Business, and, in respect of each Encumbrance.		Seller	Buyer
(b)	Fair Competition Commission:		Buyer	Buyer and Seller
i.

the Fair Competition Commission issuing merger clearance certificate confirming that the Transaction will not result in a merger that creates or strengthens a position of dominance in a market and that the Transaction is therefore not prohibited; or

	ii.	the granting by the Fair Competition Commission of an exemption to the Transaction pursuant to section 13 of the Fair Competition Act, 2003.
(c)	Mining Commission: the Mining Commission in Tanzania approving the Transaction in accordance with section 158 of the Mining Act.		Seller	Buyer

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No.	Condition	Responsible Party	Beneficiary
(d)	Material Adverse Change: No Material Adverse Change has occurred between the Execution Date and Completion.	Seller	Buyer
(e)	Consents: The Seller obtain consent to the effective change in control of the Targets from the relevant counterparties to each of the Material Contracts, which consent is unconditional or subject only to conditions acceptable to the Buyer.	Seller	Buyer
(f)	Transaction Agreements: The entry into each other Transaction Agreement by the relevant parties.	Both	Buyer
(g)	Written Consent: The Written Consent shall have been duly executed and delivered by stockholders of Sow Good holding a majority of the outstanding common stock of Sow Good.	Buyer	Both
(h)	Information Statement: At least 20 calendar days shall have lapsed since Sow Good mailed to Sow Good’s stockholders the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) and no proceedings relating to the Information Statement have been initiated or threatened by the SEC.	Buyer	Both
(i)	Existing Intercompany Debt Novation: The Existing Intercompany Debt Novation shall have been duly executed by each of the Seller and Sow Good in the agreed form, and each party shall have delivered a duly executed counterpart thereof to the other party.	Both	Both
(j)	Exchange Listing: The Consideration Shares shall have been approved for listing on the Exchange, subject to official notice of issuance.	Buyer	Both
(k)	No Rescission or Repudiation by Broker or Lenders: None of the Broker or the Lenders shall have rescinded, or attempted or threatened to rescind, its execution and delivery of the Subscription Agreement, the Registration Rights Agreement or the Stockholder Agreement, or otherwise repudiated, or taken any action or made any statement that would reasonably be expected to call into question the binding nature, enforceability or its future performance of, its Subscription Agreement, the Registration Rights Agreement or the Stockholder Agreement.	Both	Both
(l)	Debt at Completion Debt at Completion (excluding the Existing Intercompany Debt and amounts to be extinguished pursuant to the Lender Subscription Agreements) shall not exceed AUD$100,000 as at the Completion Date	Seller	Buyer

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No.	Condition	Responsible Party	Beneficiary
(m)	Tax Confirmation Prior to Completion, the Seller shall have delivered to the Buyer:	Seller	Buyer
(a)

a written confirmation from the Seller’s Australian tax advisors, in form and substance satisfactory to the Buyer (acting reasonably), quantifying the estimated CGT Withholding Amount (if any) payable by the Buyer to the Australian Taxation Office under section 14-200 of Schedule 1 to the Tax Act in connection with the Transaction, provided that if the Seller has delivered a valid CGT Declaration pursuant to clause 11 confirming Australian residency, the CGT Withholding Amount shall be nil and no confirmation shall be required under this paragraph (a); and

(b)

a written confirmation from the Seller’s Tanzanian tax advisors, in form and substance satisfactory to the Buyer (acting reasonably), quantifying the estimated amount of Tanzanian capital gains tax or withholding tax payable in connection with the Transaction (Tanzanian Tax Amount).

For the avoidance of doubt, any CGT Withholding Amount and any Tanzanian Tax Amount shall be borne solely by the Seller and, to the extent not already reflected in the definition of Debt or otherwise deducted from the Consideration, shall be deducted from the Sellers’ Consideration Shares at Completion by reducing the AUD$150,000,000 figure in the definition of Consideration Shares by the multiplying the aggregate of the CGT Withholding Amount and the Tanzanian Tax Amount (each as converted to AUD at the applicable RBA exchange rate as of the date of public announcement of the Transaction) by 2.

(n)	Satisfactory Tanzanian Due Diligence. The Buyer having, in its sole discretion, received and reviewed legal due diligence reports from its Tanzanian counsel in respect of the Target Group’s Tanzanian operations, assets, Tenements and regulatory position, and being satisfied (in its sole discretion) with the results of such due diligence, including that no Tanzanian law, title, regulatory, environmental, tax, anti-corruption, labour, or other issues exist which the Buyer reasonably considers to be materially adverse to the Business, the Target Group or the Tenements.	Seller	Buyer

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4.2	Duties in relation to Conditions

Each party must use its reasonable endeavours to ensure that the Conditions are satisfied as soon as reasonably practicable after the Execution Date.

(a)	Any third party costs associated with satisfying a Condition must be borne by the Responsible Party. If there is more than one Responsible Party, then any third party costs must be borne by the parties in equal proportions.

(b)	Each party must:

(i)	do everything reasonably required to satisfy the relevant Condition having regard to the nature of the Condition;

(ii)	supply each other party with copies of all applications made and documents supplied for the purpose of satisfying any Condition;

(iii)	keep each other party informed of the progress towards satisfaction of its obligations under clause 4.1;

(iv)	co-operate with each other party in approaching the relevant Government Agency or Third Party for the purposes of satisfying the Conditions, including allow the other party the opportunity to be present at any meetings with any such Government Agency;

(v)	not take any action that would, or could reasonably be expected to, prevent or hinder the satisfaction of any Condition;

(vi)	notify each other party if a Condition becomes incapable of being satisfied before the Sunset Date; and

(vii)	within 2 Business Days of a party becoming aware that a Condition has been satisfied, notify each other party in writing of that fact.

4.3	Satisfaction by waiver

A Condition may be waived only by the Beneficiary by giving notice of the waiver to the other parties (but only to the extent set out in the waiver).

4.4	Failure to satisfy Conditions prior to Sunset Date

If the Conditions have not been satisfied or waived on or before the Sunset Date, or have become incapable of satisfaction before the Sunset Date, then this agreement may be immediately terminated by the Buyer (provided that the terminating party has complied with its obligations under clause 4.2), by giving notice to the other parties in which case:

(a)	all parties are released from their obligations under this agreement, other than in respect of the Continuing Clauses;

(b)	each party retains the rights it has against any other party for any past breach of this agreement; and

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(c)	the Buyer must promptly:

(i)	return to the Seller or destroy all documents and other materials constituting Confidential Information or otherwise provided under clause 4.2 which is in the possession or control of the Buyer or its Representatives, and provide the Seller with evidence of such destruction (if applicable); and

(ii)	delete all of the Confidential Information in the possession or control of the Buyer or its Representatives, that is stored in an electronic or other medium and retrievable in perceivable form.

4.5	No binding agreement for transfer

Nothing in this agreement will cause a binding agreement for the transfer of the Sale Shares to arise unless and until the Conditions have been satisfied or waived in accordance with clause 4.3 and the Buyer will not obtain rights in relation to the Sale Shares as a result of this agreement unless and until those Conditions have been satisfied or waived.

5.	Conduct prior to Completion

5.1	Conduct of Business

Except as otherwise provided in this agreement, the Seller must ensure that from the Execution Date until Completion, each Target Group Member manages and conducts the Business in the ordinary and normal course and at arms’ length.

5.2	Seller Negative Covenants

Subject to clause 5.5, the Seller must ensure that between the Execution Date and the Completion Date, each Target Group Member does not, without the prior written consent of the Buyer:

(a)	(Securities) create, grant, allot or issue any Securities or alter its share capital, including by splitting, consolidating, redeeming or buying back (or offering to buy back) any Securities;

(b)	(liquidation) voluntarily enter into any bankruptcy, insolvency, liquidation, winding up or similar proceeding;

(c)	(constitution) alter its constitution, certificate of incorporation or bylaws or analogous constituent document;

(d)	(dividends) declare, make or pay any dividend or other distribution other than a Permitted Dividend;

(e)	(debt) create, incur, assume or otherwise become liable in respect of any debt or enter into any new debt facilities, amend the terms of any existing debt facilities or drawn down on existing debt facilities, in each case where each debt or additional debt is incurred in excess of A$100,000;

(f)	(loans) make any loans, advances or capital contributions to any person;

(g)	(capital expenditure) make any capital expenditure that is, in aggregate, in excess of A$100,000;

(h)	(litigation) commence, compromise or settle any litigation or similar proceedings involving claims in excess of A$100,000;

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(i)	(business and contracts):

(i)	dispose of, create, or create any Encumbrance in respect of, any material asset of a Target Group Member (including, without limitation, the Tenements);

(ii)	do or omit to do anything that would jeopardise the validity and good standing of the Tenements or result in the cancellation of any of the Tenements except as required by law or the terms of the Tenement’s grant;

(iii)	other than as required by law, not voluntarily abandon, relinquish or surrender the Tenements or any part of the area of the Tenements without the consent of the Buyer. If the Seller is required to do so under the Mining Act, the Seller must first use reasonable endeavours to agree with the Buyer the area of the Tenements to be surrendered to comply with the compulsory relinquishment provisions of the Mining Act;

(iv)	acquire all or substantially all of the business or assets of any other person;

(v)	acquire or dispose of Securities in any body corporate or units in any trust, or enter into, or terminate, any partnership or joint venture;

(vi)	enter into, terminate or amend in a material respect any contract or commitment that is outside the ordinary course of business or that requires or may require payments to or by a Target Group Member in excess of A$100,000;

(vii)	enter into any real property lease or licence, or equipment hire purchase, short term lease or operating lease;

(viii)	guarantee, indemnify or give security for the obligations of any person except another Target Group Member in the ordinary course of trading;

(j)	(employees, consultants and contractors):

(i)	hire or terminate (other than for cause) any employee with an expected total compensation of more than A$100,000 per annum;

(ii)	vary the remuneration of any employee, consultant or contractor where such variation will result in the employee, consultant or contract having an expected total compensation of A$150,000 per annum or more;

(k)	(related party dealings) enter into any agreement or transaction with or make any payment or give any benefit to a Seller or any person that is a Related Body Corporate or Affiliate of a Seller;

(l)	(Tax matters):

(i)	make any Tax election or settle or compromise any Tax Demand or pay any Tax, unless that election, settlement, compromise or payment is required by Law;

(ii)	engage in any transaction, act or event which gives rise to any Tax Demand which is outside the ordinary course of business as it was conducted prior to the Execution Date;

(iii)	amend any lodged Tax Returns;

(iv)	make any material change to any Tax position unless required by Law; or

(m)	(agree) agree to do any of the things referred to in clauses 5.2(a) to 5.2(l).

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5.3	Buyer Negative Covenants

Subject to clause 5.5, the Buyer must ensure that between the Execution Date and the Completion Date, each Buyer Group Member does not, without the prior written consent of the Seller:

(a)	(liquidation) voluntarily enter into any bankruptcy, insolvency, liquidation, winding up or similar proceeding;

(b)	(constitution) alter its constitution, certificate of incorporation or bylaws or analogous constituent document;

(c)	(dividends) declare, make or pay any dividend or other distribution other than a Permitted Dividend;

(d)	(related party dealings) enter into any agreement or transaction with or make any payment or give any benefit to a Seller or any person that is a Related Body Corporate or Affiliate of a Seller;

(e)	(Tax matters):

(i)	change any material Tax election which is outside the ordinary course of business or settle or compromise any material Tax Demand, in each case, unless that election, settlement or compromise is required by Law;

(ii)	amend any filed Tax Returns; or

(iii)	make any material change to any income Tax position which is outside the ordinary course of business unless required by Law; or

(f)	(agree) agree to do any of the things referred to in clauses 5.3(a) - 5.3(e).

5.4	Buyer and Seller Positive Covenants

(a)	Subject to clause 5.3, the Seller must ensure that between the Execution Date and the Completion Date, each Target Group Member will:

(i)	deal exclusively with the Buyer (including, without limitation, indirectly through the Targets) with respect to the Tenements and not take any action or permit any omission in respect of the Tenements that could reasonably be considered to have a material adverse effect in relation to the Targets or Buyer;

(ii)	remain statutory exploration manager, such that it will be required to lodge all reports and returns with the relevant government agency by the relevant due date;

(iii)	obtain the prior written consent of the Buyer to enter into any agreement or arrangement in relation to the Tenements;

(iv)	execute and deliver all forms and notices and any response to any objection made or negotiations, determinations, arbitrations and court hearings in relation to the Tenements to keep the Tenements in good standing;

(v)	inform the Buyer whenever a relevant notification or communication is received in connection with the Tenements and to disclose to the Buyer any material content which may constitute a Material Adverse Change to this agreement; and

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(vi)	obtain the prior written consent of the Buyer to:

(vii)	grant any rights to any third party in relation to the Tenements, or the minerals contained on, under or within the Tenements; or

(viii)	enter into any contract or willingly incur any liability which may affect the Tenements or vary the terms of any of the Tenements’ grant.

(b)	Within 45 days following the Execution Date and in lieu of calling a meeting of the stockholders of Sow Good, Sow Good shall use its reasonable best efforts to obtain the Written Consent from stockholders of Sow Good holding a majority of the outstanding common stock of Sow Good. Promptly following the receipt of the Written Consent duly executed by such stockholders, Sow Good will provide the Seller with a copy of such Written Consent. In connection with the Written Consent, Sow Good shall take all actions necessary and advisable to comply, and shall comply in all respects with, the DGCL, including Section 228 thereof, and the organizational documents of Sow Good.

(c)	As promptly as reasonably practical following the delivery of the Written Consent to the Seller:

(i)	Sow Good shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (A) the information speciﬁed in Schedule 14C under the Exchange Act concerning the Written Consent and the transactions contemplated by this agreement (including the issuance of the Consideration Shares), and (B) the notice of action by written consent required by Section 228(e) of the DGCL (as amended or supplemented from time to time, the Information Statement). Sow Good shall (1) provide Seller with a draft of the Information Statement (and any amendment or supplement thereto) prior to ﬁling with the SEC, (2) provide the Seller and its counsel a reasonable opportunity to comment thereon, and (3) consider in good faith any comments to the draft Information Statement from the Seller or its counsel. The Seller shall provide Sow Good with all information concerning Seller and the Target Group as may be reasonably requested by Sow Good and is customarily included in an information statement so prepared. Each of the Seller, Sow Good and the Target Group shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Sow Good shall disseminate such correction to Sow Good’s stockholders in an amendment or supplement and to cause such amendment or supplement to be ﬁled with the SEC. Sow Good shall notify the Seller promptly in writing upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Information Statement and shall promptly supply the Seller with copies of all such comments, requests and any other written correspondence between Sow Good or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. Sow Good shall use its reasonable best eﬀorts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement and to resolve such comments with the SEC and cause the Information Statement to be ﬁled with the SEC in deﬁnitive form as contemplated by Rule 14c-5 under the Exchange Act, and shall use its reasonable best eﬀorts to cause the Information Statement to be disseminated in its deﬁnitive form to the Sow Good stockholders as promptly as reasonably practicable (and in any event within 3 Business Days thereof) after the ﬁrst to occur of (I) conﬁrmation

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from the SEC that it has no further comments on the Information Statement, (II) conﬁrmation from the SEC that the Information Statement is otherwise not to be reviewed or (III) expiration of the 10-day period after ﬁling the preliminary Information Statement in the event the SEC does not review the Information Statement. Sow Good shall set a record date for stockholders entitled to receive the Information Statement, and shall disseminate the Information Statement to stockholders of record as of such date. If Sow Good is required to ﬁle any other document with the SEC in connection with this agreement or the transactions contemplated thereby, Sow Good shall provide the Seller with a reasonable opportunity to review and to propose comments on any such document, which Sow Good shall consider in good faith.

(ii)	Sow Good agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that, at the time it is ﬁled with the SEC, at the time it is ﬁrst mailed to the stockholders of Sow Good or at the time of any amendment or supplement thereof, the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by Sow Good with respect to statements included or incorporated by reference in the Information Statement based on information supplied in writing by or on behalf of the Seller or the Target Group for inclusion or incorporation by reference therein. The Seller agrees that none of the written information supplied or to be supplied by or on behalf of the Seller or the Target Group for inclusion or incorporation by reference in the Information Statement will, at the time it is ﬁled with the SEC or at the time it is ﬁrst mailed to the stockholders of Sow Good or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)	In connection with and without limiting the foregoing, each party to this agreement shall take all reasonable action necessary to ensure that no Takeover Law is or becomes applicable to this agreement or the transactions contemplated hereby. If any Takeover Law becomes applicable to this agreement or any of the transactions contemplated hereby, each party to this agreement shall take all reasonable action necessary to ensure the transactions contemplated by this agreement shall be consummated as promptly as practicable on the terms required by, or provided for, in this agreement and otherwise to minimize the effect of such Law on the transactions contemplated by this agreement.

(e)	Sow Good shall use its reasonable best efforts to cause the Consideration Shares to be issued in connection with the transactions contemplated by this agreement to be listed on the Exchange, subject to the official notice of issuance prior to Completion.

(f)	The Seller shall use its reasonable best efforts to provide Sow Good with financial statements and other information with respect to the Target Group necessary to prepare the Completion Form 8-K (which at a minimum shall include audited financial statements, prepared in accordance with IFRS, for the Target Group as of and for the two years ended June 30, 2025 and corresponding unqualified audit opinions with respect thereto delivered under US Generally Accepted Auditing Standards or PCAOB auditing standards and unaudited financial statements for the Target Group as of and for the nine months ended March 31, 2026), and will reasonably cooperate with Sow Good’s preparation of, pro forma financial statements specified in the Completion Form 8-K and required to be included in such amendment. Notwithstanding the foregoing, in the event that the

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audited financial statements have been previously provided to Sow Good, such financial statements and accompanying audit report may be filed with the SEC at any time permitted by the Completion Form 8-K, and in all cases, Seller shall, and shall cause each of Target Group to, use its reasonable best efforts to obtain the consent of an auditor engaged by Sow Good to the filing of the relevant audit opinion. Seller shall bear all costs and expenses incurred by the Seller or the Target Group (including those of their respective Representatives) in connection with preparing such financial statements or obtaining such audit opinions.

(g)	The Seller shall, and shall cause each of the Target Group Members to, use its and their reasonable best efforts to ensure that the audited financial statements and corresponding unqualified audit opinions with respect thereto and the unaudited financial statements provided pursuant to clause 5.4(f) and clause 5.4(h) shall reflect the financial condition and results of operations of the Target Group.

(h)	The Seller shall, and shall cause each of the Target Group Members to, to the extent not otherwise already provided and if requested by Sow Good in writing, for the purposes of filing a registration statement under the Securities Act, use its and their reasonable best efforts to provide Sow Good as promptly as reasonably practicable following such request the financial statements required to be included in a registration statement under the Securities Act (which at a minimum shall include audited financial statements, prepared in accordance with IFRS, for the Target Group as of and for the two years ended June 30, 2025 and corresponding unqualified audit opinions with respect thereto delivered under US Generally Accepted Auditing Standards or PCAOB auditing standards and unaudited financial statements for the Target Group as of and for the nine months ended March 31, 2026), together with other information with respect to the Target Group necessary to prepare (and will reasonably cooperate with Sow Good’s preparation of) pro forma financial statements required to be included therein; and will use its reasonable best efforts to obtain, if so required under the Securities Act, an unqualified audit opinion under US Generally Accepted Auditing Standards or PCAOB auditing standards from an internationally recognized public accounting firm reasonably acceptable to Sow Good with respect to such financial statements and such firm’s consent to the filing of such report. Seller shall bear all costs and expenses incurred by Seller or the Target Group Members (including those of their respective Representatives) in connection with preparing such financial statements or obtaining such audit opinions.

5.5	Permitted acts

Nothing in clause 5.2 or 5.3 restricts a Seller or any Target Group Member from doing or omitting to do, any of the following:

(a)	(transaction) anything which it is specifically contemplated that a Seller or the Target Group Member must do in the transactions contemplated by this agreement or any document contemplated by or referred to in this agreement (including declaring or paying a Permitted Dividend);

(b)	(Buyer approval) anything which the Buyer approves in writing; or

(c)	(legal obligations) anything which is necessary to comply with any law or to meet its legal or contractual obligations.

5.6	Access to the Business

From the Execution Date until Completion, the Seller must ensure that the Target Group allows the Buyer, its employees, agents and Representatives, reasonable access to any premises at which a Target Group Member carries on the Business and the assets of the Target Group, including the Records to enable the Buyer, as is reasonably necessary, to:

(a)	become familiar with the Business and the affairs of the Target Group; and

(b)	investigate the accuracy of the Seller Warranties.

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5.7	Notice of material changes

If, before Completion:

(a)	any of the events identified in clause 5.2 occurs or is reasonably likely to occur or in clause 5.3 fails to occur or is reasonably likely to fail to occur; or

(b)	an event occurs that has, or may have, a material effect on the prospects, operation, profitability or value of the Business as currently carried on by the Target Group or the value of the Sale Shares, the Seller must, immediately on becoming aware of that event, give written notice to the Buyer fully describing the event.

5.8	Termination

The Buyer may terminate this agreement if any of the events specified in clause 5.2 occurs or is reasonably likely to occur or in clause 5.3 fails to occur or is reasonably likely to fail to occur before Completion.

5.9	Notice to Seller

At least 3 Business Days before Completion, the Buyer shall give the Seller a notice setting out:

(a)	details of its nominees to be appointed as directors, secretary and public officer of each Target Group Member from Completion;

(b)	the name of each person who is required to resign as a director, secretary or public officer of each Target Group Member from Completion;

(c)	the new registered office of each Target Group Member from Completion; and

(d)	the proposed changes to the signatories of the Target Group Members’ bank accounts from Completion.

5.10	No discussions

From the Execution Date until Completion, the Seller must not solicit or respond to any enquiries or proposals by any person, other than the Buyer, regarding an acquisition of any Sale Shares or a sale of part of all of the Business.

5.11	Break Fee

If this agreement is terminated as a result of the Seller’s breach of clause 4.2, 5.2 or 5.3, or the failure of any Condition to be satisfied in accordance with clause 4.1 where such failure is attributable to the Seller, and in each case such breach or failure arises as a result of the Seller’s reliance on a third party, the Seller must pay the Buyer a break fee of AUD7,500,000.

6.	Completion

6.1	Time and place for Completion

Completion must occur at 12.00pm on the Completion Date:

(a)	electronically, by way of email document exchange, without any physical meeting occurring; or

(b)	any other place or time agreed in writing between the Seller and the Buyer (including remotely).

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6.2	Seller’s obligations at Completion

On or before Completion the Seller must:

(a)	deliver or cause to be delivered to the Buyer:

(i)	(transfers) original share transfer form of the Sale Shares in favour of the Buyer in registrable form signed by the relevant Seller;

(ii)	(share certificates) original share certificates (or, in respect of any lost or destroyed share certificates, a replacement share certificate accompanied by a declaration for a lost or destroyed share certificate in agreed form) in respect of the Sale Shares;

(iii)	(register of members) the register of members of each Target Group Member;

(iv)	(BRELA Log-In details) details of the BRELA Username and Password for Uranex and Magnis Tech;

(v)	(Records) the Records of each Target Group Member, which Records will be deemed to have been delivered on Completion if they are left at the premises of the respective Target Group Member;

(vi)	(bank account authorities) a duly completed authority for the alteration of the signatories of every bank account of the Target Group Members in the manner notified by the Buyer under clause 5.9(d);

(vii)	(Conditions) any consents, waivers, evidence or documents necessary to evidence to the Buyer’s satisfaction (acting reasonably) that each Condition has been and remains satisfied;

(viii)	(resignations) written resignations from any resigning director, secretary or public officer notified to the Seller by the Buyer under clause 5.9(b) in a form provided by the Buyer to the Seller;

(ix)	(release of Encumbrances over Sale Shares) duly executed releases and discharges of all Encumbrances or other Third Party interests to the extent registered against the Sale Shares, and, in respect of each Encumbrance, an undertaking to procure the removal of each Encumbrance as soon as practicable after Completion;

(x)	(intercompany / shareholder loans) evidence satisfactory to the Buyer that all related party, intercompany and shareholder loans have been repaid (other than the Existing Intercompany Debt); and

(xi)	(release of Encumbrances over assets) duly executed releases and discharges of all Encumbrances to the extent registered against assets owned by a Target Group Member and used in the Business, and, in respect of each Encumbrance;

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(xii)	(No Debt): written evidence to the satisfaction of the Buyer that there is no Debt (other than the Existing Intercompany Debt and obligations pursuant to continuing lease agreements) immediately prior to Completion;

(xiii)	(Existing Intercompany Debt Novation): a copy of the Existing Intercompany Debt Novation, duly executed by the Seller;

(xiv)	(Broker’s Subscription Agreement): an executed copy of the Subscription Agreement with the Broker pursuant to which the Broker agrees to receive the Broker Payoff Shares in lieu of cash and provide accredited investor warranties;

(xv)	(Lenders’ Subscription Agreement): an executed copy of the Subscription Agreements with each of the Lenders pursuant to which each such Lender agrees to receive the Lender Payoff Shares in full and final satisfaction of their Debt and provide accredited investor warranties;

(xvi)	(Registration Rights Agreement): a copy of the Registration Rights Agreement, duly executed by the Seller, Broker and Lenders;

(xvii)	(Stockholders Agreement): a copy of the Stockholders Agreement, duly executed by the Seller, Broker and Lenders; and

(xviii)	(CVR Agreement); a copy of the CVR Agreement, duly executed by the Seller;

(b)	(director resolutions) deliver to the Buyer copies of board minutes or written resolutions of the directors of each Target Group Member, pursuant to which the directors of each Target Group Member resolves (subject to Completion occurring):

(i)	in respect of the Targets only, to register the transfers for the Sale Shares and enter the Buyer in its register of members as the holder of the Sale Shares, subject to payment of any applicable Duty by the Buyer;

(ii)	in respect of the Targets only, to cancel the existing share certificates for the Sale Shares and issue a new certificate for the Sale Shares in the Buyer’s name;

(iii)	to appoint the Buyer’s nominees notified pursuant to clause 5.9(a), as the directors, the secretary and the public officer of the Targets, subject to receipt of their signed consent to act;

(iv)	to approve the changes to the bank account signatories of the Target Group Member’s bank accounts notified by the Buyer under clause 5.9(d);

(v)	to accept the resignation of any existing directors, alternate directors, secretary and public officer of the Target Group Members who are resigning on and from Completion as notified by the Buyer pursuant to clause 5.9(a); and

(vi)	with effect from Completion, to change the registered office of each Target Group Member to the address notified by the Buyer under clause 5.9(c); and

(c)	(other acts) do all other acts and execute all other documents that this agreement requires a Seller to do or execute at Completion.

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6.3	Sow Good’s obligations at Completion

At Completion, Sow Good or the Buyer, as the case may be, must:

(a)	(Sellers Consideration Shares) issue the Sellers Consideration Shares to Seller;

(b)	(Contingent Value Rights) issue the Contingent Value Rights to Seller;

(c)	(Broker Payoff Shares) issue the Broker Payoff Shares to the Broker in accordance with the Broker’s Subscription Agreement;

(d)	(Lender Payoff Shares) issue the Lender Payoff Shares to the Lenders in accordance with each such Lender’s Subscription Agreement;

(e)	(transfers) deliver to the Seller a counterpart of the original share transfer form of the Sale Shares in registrable form signed by the Buyer;

(f)	(consents to act) deliver to the Seller the signed consents to act signed by each of the Buyer’s nominees and signed occupier’s consent (if required) under clause 5.9(a);

(g)	(other acts) do all other acts and execute all other documents that this agreement requires the Buyer and Sow Good to do or execute at Completion;

(h)	(Existing Intercompany Debt Novation): deliver to the Seller a copy of the Existing Intercompany Debt Novation, duly executed by Sow Good;

(i)	(Registration Rights Agreement): a copy of the Registration Rights Agreement, duly executed by Sow Good;

(j)	(Stockholders Agreement); a copy of the Stockholders Agreement, duly executed by Sow Good; and

(k)	(CVR Agreement); a copy of the CVR Agreement, duly executed by each of Sow Good and the Rights Agent.

6.4	Conditions of Completion

(a)	The obligations under clauses 6.2 and 6.3 (other than a requirement that has been waived under clause 6.5) are interdependent and must take place, to the extent possible, simultaneously. Completion is conditional on, and will not be taken to have occurred until all of the respective obligations have been complied with under clauses 6.2 and 6.3 (other than a requirement that has been waived under clause 6.5).

(b)	If any Party (Defaulting Party) fails to fully comply with their obligations to complete this agreement, then any other Party (not being a Defaulting Party) (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of up to 10 Business Days from the date of the notice.

(c)	If the Defaulting Party fails to satisfy those obligations within the time stipulated in clause 6.4(b), then the Notifying Party may, without limiting any other rights it may have, terminate this agreement.

(d)	Upon termination of this agreement pursuant to clause 6.4(c);

(i)	the Buyer must promptly:

(A)	return to the Seller or destroy all documents and other materials constituting Confidential Information or otherwise provided under this clause 6 which is in the possession or control of the Buyer or its Representatives, and provide the Seller with evidence of such destruction (if applicable);

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(B)	delete all of the Confidential Information in the possession or control of the Buyer or its Representatives, that is stored in an electronic or other medium and retrievable in perceivable form; and

(ii)	The Seller must promptly:

(A)	repay to the other all payments received by it under this clause 6; and

(B)	do everything reasonably required by the other to reverse any action taken under this clause 6,

without prejudice to any other rights any party may have in respect of that failure.

6.5	Delayed delivery of Completion items

The Buyer may, by notice to the Seller on or before Completion, waive the requirement of the Seller to comply with one or more of the requirements referred to in clause 6.2, in which case Completion will still occur and the Seller are not required to comply with the requirements specified in the notice on or before Completion.

7.	After Completion

7.1	Access to Records

(a)	The Seller may retain after Completion copies of any Records necessary for that Seller to comply with any applicable Law (including Tax Law) and to prepare Tax and other returns required of that Seller by Law.

(b)	The Buyer must ensure that the Target Group Members retain all Records required to be retained by Law existing at Completion until the date that is 7 years from the Completion Date or any other such period required by Law.

7.2	Wrong pockets

(a)	If, prior to, on or following Completion, it is determined by Buyers or Sellers that (i) the legal title to, any right to, or the beneficial interest in any property or asset (including tangible embodiments of intangible assets), used in the Business or necessary for the conduct of the Business (Missing Asset(s)), including any such Missing Asset(s) received on or following Completion, has not remained in, or been transferred to the Target Group at Completion or is otherwise held by or following Completion is received by Seller or any of its Affiliates, or (ii) the Target Group is responsible for any Liabilities other than Liabilities included in the Adjustment Amount or satisfied pursuant to the Subscription Agreements with the Broker or the Lenders (Seller Liabilities), the Seller will, or will cause its Affiliate (as applicable) (Seller’s Transferor), to hold any such Missing Asset(s)on trust for the Target Group or pay for, reimburse and hold harmless the Target Group from and against any such Seller Liabilities, until such time as the transfer or assumption described in clause 7.2(b) below is completed, in each case for no additional consideration.

(b)	The Seller must, or procure the applicable Seller’s Transferor to, at the Seller’s cost:

(i)	immediately notify the Buyer upon it becoming aware that there are any Missing Assets in its possession or control or that any Seller Liability exists;

(ii)	as soon as practicable and on terms that no consideration is provided by any person for such transfer (and inclusive of net benefits accrued since Completion but free of any Encumbrance) or assumption, as the case may be, (A) transfer or procure the transfer of any such Missing Assets to the Target Group or, if necessary, rescind any acceptance of such Missing Asset(s), as the case may be, and (B) pay for, assume, reimburse and hold harmless the Target Group from and against any such Seller Liabilities;

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(iii)	execute all documents and do or procure to be done all such further reasonable acts or things as may be necessary to give effect to this clause; and

(iv)	the parties acknowledge and agree that there is no right of set-off regarding the Missing Asset(s) or the Seller Liabilities and the Seller may not withhold such payments or transfer or refuse to make such assumption, as applicable, in the event there is a dispute regarding this agreement, any of the Transaction Documents or any of the transactions contemplated by this agreement.

7.3	“Check-the-Box” Election

No later than 75 days after the Completion Date, Buyer shall have the right to make a “check-the-box” election, with an effective date prior to the Completion Date, for any Target Group Member selected by Buyer to be treated as an entity disregarded as separate from Seller for U.S. federal (and applicable state and local) income Tax purposes (any such election, a CTB Election). If a CTB Election shall be made pursuant to this clause 7.3, Seller, the Target Group and their respective Affiliates shall cooperate and assist in making the CTB Election, including (1) participating in the timely preparation and filing of IRS Form SS-4 (“Application for Employer Identification Number”) and IRS Form 8832 (“Entity Classification Election”) and (2) obtaining the signatures from the applicable signatories for such CTB Election to have an effective date prior to the Completion Date. Each of Seller, Buyer, the Target Group and their respective Affiliates shall file all applicable Tax Returns consistent with any CTB Elections.

8.	Tax matters

8.1	Pre-Completion Tax Returns

(a)	The Buyer shall (at the cost and expense of the Seller) prepare all Tax Returns that have not been lodged for periods of account ending on or before Completion and deliver a copy in draft form to the Seller for their review and comment (Pre-Completion Return).

(b)	The Buyer must deliver each Pre Completion Return to the Seller as soon as it is available but, to the extent practicable, no later than 20 Business Days (or for any Pre Completion Return that does not relate to income tax, to the extent practicable, 20 Business Days) before it is due to be filed (taking into account any extension of time to file the Pre Completion Return that has been properly obtained) for the Seller’s review and comment.

(c)	If the Seller objects to any items set out in the Pre Completion Return it must notify the Buyer of the objection as soon as it is aware of the objection but no later than 5 Business Days (or for any Pre Completion Return that does not relate to income tax, 3 Business Days) before the Pre Completion Return is due to be filed. If the Seller does not notify the Buyer of an objection within that period, the Seller is deemed to agree with the manner in which the Pre Completion Return has been prepared.

(d)	The parties agree to deal with each other in good faith to consider any comments that the Seller may have in relation to a Pre Completion Return or in relation to any Straddle Return (as that term is defined in clause 8.3(a)) and to the extent such comments cannot be agreed then clause 8.4 shall apply.

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(e)	The Seller will pay all Tax owed with respect to any Tax Return of the Target Group that relates to a pre Completion period no later than 5 days prior to the due date of such Tax liability.

8.2	Post Completion Date returns

The Buyer will, at its own cost and expense, have the sole control of the preparation and filing of all Tax Returns of the Target Group for any period which commences on or after the Completion Date, excluding a Straddle Return which is governed by clause 8.3.

8.3	Straddle returns

(a)	For any period of account which commences before but ends on or after the Completion Date (Straddle Period), the Buyer must as soon as practicable after the end of that period but, to the extent practicable, no later than 20 Business Days (or for any Straddle Return that does not relate to income tax, to the extent practicable, 20 Business Days) before the date for lodgement, prepare a Tax Return for that period and deliver a copy in draft form to the Seller for their review and comment (Straddle Return).

(b)	If the Seller objects to any items set out in the Straddle Return it must notify the Buyer of the objection as soon as it is aware of the objection but no later than 5 Business Days (or for any Straddle Return that does not relate to income tax, 3 Business Days) before the Straddle Return is due to be filed. If the Seller does not notify the Buyer of an objection within that period, the Seller is deemed to agree with the manner in which the Straddle Return has been prepared.

(c)	Both the Seller and the Buyer must co-operate fully with each other in the preparation of each Tax Return referred to in clause 8.3 and to the extent such Tax Returns cannot be agreed then clause 8.4 shall apply.

8.4	Disputes

(a)	If there is a dispute between the Buyer and the Sellers as to an amount or other item in a Pre-Completion Return or Straddle Return, then the disputing party must notify the other party of the disagreement or dispute no later than 5 Business Day before the due date of lodgement for lodgement of the Tax Return and the parties must attempt in good faith to resolve the dispute, and the relevant party must use all reasonable endeavours to obtain an extension date for lodgement or the relevant return so as to enable a resolution of the dispute.

(b)	If the parties cannot resolve the dispute by agreement, then the dispute is to be settled by a Tax Expert (the cost of which must be shared equally). The Tax Expert is to be appointed as an expert and not an arbitrator and will determine the procedures for settling the dispute. The decision of the Tax Expert is conclusive and binding on the parties in the absence of manifest error.

8.5	Tax Enquiries by Government Agency

(a)	If the Buyer or the Target Group Members receives a Tax Demand from any Government Agency (Tax Enquiry):

(i)	relating to the Target Group Members;

(ii)	wholly or partially in relation to the period before the Completion Date; and

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(iii)	that would result in a Tax Claim,

then the Buyer or the Target Group Members must notify the Seller of that fact in writing within 10 Business Days after receipt of the Tax Enquiry (Tax Enquiry Notification).

(b)	The Tax Enquiry Notification must include:

(i)	all relevant details, including the Tax Demand, the Tax Demand Amount, any Tax Claim that could be made against the Seller as a result of the Tax Demand, relevant matters concerning the circumstances giving rise to the Tax Demand;

(ii)	an extract of any part of a Tax Demand that identifies the Liability or amount to which the Tax Claim relates or other evidence of the amount of the Tax Demand to which the Tax Claim relates; and

(iii)	a copy of any relevant written communication and notices, issued by a Government Agency with respect to the Tax Demand.

(c)	The Buyer must promptly notify the Seller of all material communications, written or otherwise, concerning or relevant to the Tax Enquiry and promptly provide the Seller with a copy of such communication where relevant.

(d)	Where a Tax Enquiry relates wholly to the period ending on or before the Completion Date, the Seller may, at their own expense and upon written notice to the Buyer;

(i)	control all discussions and communications with the relevant Government Agency in relation to the Tax Enquiry; and

(ii)	conduct defend and settle any issue against or in respect of the Target Group,

provided that the Seller does not settle any issue arising out of or in connection with the Tax Enquiry without the prior written consent of the Buyer (which shall not be unreasonably withheld).

(e)	The rights of the Seller under clauses 8.5(b) and 8.5(d) are conditional on the Seller having:

(i)	confirmed in writing that it will indemnify the Buyer and the Target Group against any Loss that the Target Group incurs as a result of the Seller assuming control of the Tax Enquiry pursuant to clause 8.5(d); and

(ii)	agreed to the conduct of the Tax Enquiry in good faith with regard to all matters material to the goodwill of the Buyer, taking into account the reasonable requirements of the Buyer as to the conduct.

(f)	For the avoidance of doubt, the Buyer and the Target Group have full control of all other Tax Enquiries concerning the Target Group for periods of account commenced after the Completion Date. The Seller must, at the request of the Buyer, provide all such assistance as is reasonably requested of it by the Buyer in the defence of the Tax Enquiry.

(g)	Where a Tax Enquiry concerns a Straddle Period, the Buyer may, and upon written notice to the Seller:

(i)	control all discussions and communications with the relevant Government Agency in relation to the Tax Enquiry; and

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(ii)	conduct defend and settle any Tax issues arising from the Tax Enquiry.

(h)	Where clause 8.5(g) applies, if the parties are unable to reach agreement in relation to the manner in which to handle any discussions and communications with the Government Agency or the steps to be taken in relation to the conduct, defence and settlement of any Tax issues arising from the relevant Tax Enquiry, the Buyer may refer the matter to a Tax Expert to provide advice (the cost of which must be shared equally), in which case the parties will be taken to be fully cooperating to the extent that they act consistently with such advice.

9.	Warranties

9.1	Seller Warranties

(a)	Subject to the limitations in this agreement (including in clause 9):

(i)	The Seller severally represents and warrants that in respect of the Sale Shares held by such Seller only, each Title Warranty is true and accurate and not misleading or deceptive as at the Execution Date and at as at the Completion Date; and

(ii)	The Seller represents and warrants that each Seller Warranty (other than the Title Warranties) is true and accurate and not misleading or deceptive as at the Execution Date and as at the Completion Date.

(b)	The Seller acknowledges that the Buyer has entered into this agreement in reliance on the Seller Warranties.

(c)	The Seller Warranties are subject to, and qualified by, all matters which are Fairly Disclosed in the Sellers DD Folder.

9.2	Buyer Warranties

The Buyer represents and warrants that each Buyer Warranty is true and accurate and not misleading or deceptive as at the Execution Date and as at the Completion Date.

9.3	General indemnity

The Seller must indemnify the Buyer and the Targets from and against any Loss that the Buyer or the Targets pays, suffers, incurs or is liable for as a result of a breach of a Seller Warranty.

9.4	Specific indemnities

The Seller must indemnify and must keep indemnified the Buyer and the Targets against all Liabilities arising from or in connection with:

(a)	any Claims based on an event prior to Completion by any creditors of the Target or the Seller or shareholders of the Seller against the Buyer;

(b)	any Claims based on an event prior to Completion by any party against the Buyer claiming an interest in the assets of the Targets;

(c)	any Claims based on an event prior to Completion by any shareholder, officer or director of the Targets or the Seller against the Buyer (or Sow Good) including (without limitation) relating to any public statement made by the Seller regarding the Buyer following Completion;

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(d)	any Claim by an Employee for any wages, salary, commission, bonuses and other benefits or entitlements (including superannuation) that is related or connected to any period up to and including the Completion Date or any Claim of breach by a Target Group Member of its statutory, contractual, or other legal obligations to an Employee, including under any industrial award, that is related or connected to any period up to and including the Completion Date; or

(e)	any Claim that a contractor or former contractor engaged by a Target Group Member prior to Completion is an employee at common law or a deemed employee under any Law.

9.5	Tax Indemnity

The Seller must indemnify the Buyer Group Member and the Targets for:

(a)	the Tax Demand Amount in respect of any Tax Demand, to the extent that it relates to any period or part period up to Completion;

(b)	any Tax liability of a Target Group Member to the extent the Tax liability relates to any matter, act, transaction, omission or event which occurred or is taken to have occurred on or before Completion;

(c)	any Liability that the Buyer or the Target Group Members may suffer or incur as a result of the Buyer and the Target Group Members complying with clause 8.5;

(d)	all Tax Costs incurred by or on behalf of a Target Group Member or the Buyer to the extent that those Tax Costs arise from or relate to any of the matters for which the Seller is liable under this clause 9.5.

except to the extent:

(e)	the Tax Demand or Liability for Tax arises as a result of legislation or regulations not in force as at the Completion Date or as a result of any change of any Law after Completion (including where such changes have retrospective effect) unless the details of such legislation, enactment or change were announced to the public before the Execution Date;

(f)	the Tax is provided for in a like manner and extent in the Completion Statement, but not including any provision for a contingent liability included in a note to the Completion Statement;

(g)	the Tax Demand or Liability for Tax arises from or is increased by the failure by a Buyer Group Member after Completion to:

(i)	lodge any return, notice, objection or other document in relation to the subject matter of the Tax Demand;

(ii)	claim all or any portion of any relief, allowance, deduction, credit, rebate or right to repayment arising in respect of the period prior to Completion which would otherwise be available to reduce or eliminate the Tax Demand Amount or Liability for Tax;

(iii)	take any other action which a Buyer Group Member is required to take under any Laws relating to Tax; or

(h)	the Tax Demand or Liability for Tax arises out of the application by the Buyer or (after Completion) a Target Group Member for:

(i)	an amended Tax assessment; or

Hamilton Locke ▌Share Purchase Agreement	36

(ii)	adjustment to a Tax Return or Tax assessment,

in relation to a period ending on or before Completion which may result in a Tax Claim, except with the prior written consent of the Seller or unless such amendment or adjustment is required by Tax Law.

9.6	Payments; Right of Offset

The Seller must make any payment due under this clause 9 no later than 10 Business Days after a demand made by the Buyer, provided that without prejudice to any other rights or obligations which may be available to the Buyer at law or in equity, the Buyer and/or Sow Good may at its election (in its sole and absolute discretion) offset any payments due under this clause 9 against Sow Good’s obligation to issue the Escrow Shares pursuant to the Contingent Value Rights and the CVR Agreement, by reducing the number of Sow Good Shares that comprise the Escrow Shares (for all purposes of this agreement, the Contingent Value Rights and the CVR Agreement) by a number equal to (a) the amount being so offset (as converted to USD pursuant to clause 1.2(a)(xxi), if applicable), divided by (b) the 10-Day VWAP (rounded up to the nearest whole Sow Good Share).

9.7	Gross Up Payments

If any amount payable by the Seller to the Buyer under or in connection with this agreement is subject to Tax (whether by way of deduction or withholding or direct assessment of the recipient), that amount must be increased by the amount necessary to ensure that after the deduction, withholding or payment of Tax, the Buyer will receive an amount equal to the sum otherwise required to be paid.

9.8	Withholding taxes

Notwithstanding anything in this Agreement, a Buyer Group Member or its Affiliates or its Representatives shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as the Buyer Group Member or its Affiliates or its Representatives is required to deduct and withhold under any Tax Law. Any such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Any compensatory amounts, subject to payroll reporting and withholding, that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures.

9.9	Escrow Shares

(a)	Issuance of Escrow Shares. Subject to clause 9.9(b) (Pending Claims), the Escrow Shares shall be issued by Sow Good to the Rights Agent for further distribution to holder(s) of Contingent Value Rights pursuant to the CVR Agreement in two equal tranches as follows:

(i)	First Tranche: Fifty percent (50%) of the Escrow Shares shall be issued on the date falling twelve (12) months after Completion (the First Issuance Date); and

(ii)	Second Tranche: The remaining fifty percent (50%) of the Escrow Shares shall be issued on the date falling eighteen (18) months after Completion (the Second Issuance Date),

(each, a Issuance Date and together, the Issuance Dates).

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(b)	Pending Claims.

(i)	Definition. For the purposes of this clause, a Pending Claim means any claim for indemnification or other claim asserted by Buyer in writing in accordance with this agreement that has been submitted to Seller prior to the applicable Issuance Date and that remains unresolved as of such Issuance Date.

(ii)	Withholding of Shares. To the extent that any Pending Claim exists as of an applicable Issuance Date, Seller shall withhold, and not issue, a number of Escrow Shares that would have otherwise been issued on such Issuance Date, which is equal to (A) the amount of such Pending Claim (or, if multiple Pending Claims exist, the aggregate amount of all such Pending Claims) (as converted to USD pursuant to clause 1.2(a)(xxi), if applicable), divided by (B) the 10-Day VWAP (rounded up to the nearest whole Sow Good Share) (such shares, the Retained Shares). For the avoidance of doubt, only the number of Escrow Shares reasonably necessary to satisfy the Pending Claims shall be retained, and any remaining Escrow Shares in excess thereof which are otherwise to be released on such Issuance Date shall be released in accordance with clause 9.9(a).

(iii)	Release Following Resolution. Upon the final resolution of all Pending Claims (whether by agreement of the parties, a final and binding arbitral award, or a final non-appealable court order), Buyer shall promptly release to the Rights Agent any Retained Shares not applied to satisfy such Pending Claims, as agreed by the parties or as otherwise directed by a final order or award.

10.	Default and termination

10.1	Termination

(a)	This agreement may be terminated at any time prior to Completion:

(i)	by mutual written consent of the Buyer and the Seller;

(ii)	in accordance with clause 4.4 (Failure to satisfy Conditions prior to Sunset Date);

(iii)	by the Buyer in accordance with clause 5.8 (Termination);

(iv)	in accordance with clause 6.4 (Conditions of Completion);

(v)	by the Buyer if an Insolvency Event occurs in relation to the Seller or any Target Group Member; or

(vi)	by the Buyer, if at any time on or before the 60th day following the Execution Date, receives legal due diligence reports from its Tanzanian counsel in respect of the Target Group’s Tanzanian operations, assets, Tenements or regulatory position which disclose any matters that the Buyer reasonably determines are materially adverse to the Business, the Target Group or the Tenements (a Tanzanian Adverse Finding), by giving written notice to the Seller within 15 Business Days after receipt of such report setting out reasonable details of the Tanzanian Adverse Finding.

(b)	If a party has a right to terminate this agreement, it may exercise that right by delivering a notice in writing to the other parties stating that it terminates this agreement.

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10.2	Effect of Termination

(a)	If a party terminates this agreement in accordance with clause 10.1, subject to clause 10.2(b), all parties are released from their obligations to further perform this agreement.

(b)	The termination of this agreement will not affect:

(i)	with respect to a termination pursuant to clause 4.4 only, the rights and obligations of the parties under clause 4.4;

(ii)	with respect to a termination pursuant to clause 6.4(c) only, the rights and obligations of the parties under clause 6.4(d);

(iii)	any other rights the parties have against one another at Law;

(iv)	the Continuing Clauses, which survive termination of this agreement; or

(v)	a right or claim which arises before termination.

10.3	Remedies cumulative

A party may exercise its right of termination under this clause 10 without affecting any of its other rights and remedies.

11.	Seller CGT Declaration

(a)	The Seller warrants and declares that for the purposes of section 14-225(1) of Schedule 1 to the TAA, it is and will continue to be an Australian resident for the period commencing on the date one day before the Execution Date and ending on the Completion Date.

(b)	If the Completion Date is more than six months after the Execution Date, the Seller must deliver to the Buyer, at least four Business Days before the Completion Date, but not more than six months before the Completion Date, a further declaration in the form of NAT 74879 published by the Australian Taxation Office that it is an Australian resident at Completion. This further declaration must be for a specified period of no longer than six months and must include the Execution Date and the Completion Date.

(c)	The Seller acknowledges and agrees that each declaration made under clauses 11(a) and 11(b) is not false at the date on which it is made and must indemnify the Buyer for any loss suffered or incurred by the Buyer if the declaration is false.

(d)	The Buyer acknowledges and agrees that:

(i)	clauses 11(a) and 11(b) constitute a declaration for the purposes of sections 14-210(3) and 14-225(2) of the TAA, given by The Seller to the Buyer;

(ii)	the Buyer is not aware that the declarations are false; and

(iii)	as a result of the declaration in clauses 11(a) and 11(b), the Buyer will not:

(A)	withhold (or procure the withholding of) any amount which could be construed as a CGT Withholding Amount from any payments to be made to The Seller under this agreement; or

(B)	pay a CGT Withholding Amount to the Australian Taxation Office.

Hamilton Locke ▌Share Purchase Agreement	39

(e)	In this clause 11:

(i)	‘Australian resident’ means an Australian resident as defined in section 995-1 of the Income Tax Assessment Act 1997; and

(ii)	any words or expressions used in this clause which have a particular meaning in the Income Tax Assessment Act 1997, Income Tax Assessment Act 1936 or the TAA have the same meaning unless the context otherwise requires.

12.	Public announcements

12.1	Making announcements

(a)	Subject to clause 12.1(b), a party must not make, or authorise or cause to be made, any public announcement (including through its website or social media accounts or through a social media account of an Officer of a party) relating to the negotiations between the parties or the subject matter of this agreement unless:

(i)	it has the prior written consent of each other party; or

(ii)	it is required to do so by Law or by the rules of any Financial Market to which a party, or a Related Body Corporate of a party, is subject.

(b)	The Buyer may make, authorise or cause to be made, a public announcement relating to its entry into this agreement at any time on and after the Effective Date, its acquisition of the Target Group at any time on and after Completion, and in connection with the filing or publication of the Information Statement or any amendment or supplement thereto.

12.2	Requirements

If a party is required to make a public announcement under clause 12.1(a)(ii), it must:

(a)	disclose the minimum information required to comply with the relevant Law or rules of any Financial Market; and

(b)	before doing so, to the extent practicable and as soon as reasonably possible:

(i)	notify each other party of the proposed announcement and provide the other party a reasonable opportunity to review and comment on any disclosure;

(ii)	consult with each other party as to the form and content of such disclosure; and

(iii)	use reasonable endeavours to consider any reasonable request or comment by any other party concerning the proposed announcement.

13.	Confidentiality

13.1	Obligation of confidentiality

A Recipient must:

(a)	keep Confidential Information confidential and not disclose any Confidential Information to any person;

(b)	take all reasonable steps to keep secure, all Confidential Information.

(c)	not use Confidential Information, except as required for the purpose of performing its obligations under this agreement.

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13.2	Exceptions

(a)	The Recipient may disclose Confidential Information to the extent such disclosure is required by Law.

(b)	Before making a disclosure pursuant to clause 13.2(a), the Recipient must, to the extent practicable:

(i)	notify the Providing Party of the proposed disclosure;

(ii)	consult with the Providing Party as to its content; and

(iii)	use reasonable endeavours to comply with any reasonable request of the Providing Party concerning the proposed disclosure.

13.3	Disclosure to Representatives

(a)	A Recipient may disclose Confidential Information to its Representative if the disclosure is made to the Representative on a “need to know basis”.

(b)	If a Representative of the Recipient does or omits to do anything which, if done or omitted by the Recipient, would be a breach by the Recipient of this agreement, that is a breach of this agreement by the Recipient.

14.	GST

14.1	Consideration is GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or Consideration to be provided under or in accordance with this agreement are exclusive of GST.

14.2	Payment of GST

If GST is imposed on any Supply made under or in accordance with this agreement, the Recipient of the Taxable Supply must pay to the Supplier an additional amount equal to the GST payable on or for the Taxable Supply, subject to the Recipient receiving a valid Tax Invoice in respect of the Supply at or before the time of payment.

14.3	Timing of payment

Payment of the additional amount must be made at the same time as payment for the Taxable Supply is required to be made in accordance with this agreement.

14.4	Reimbursement of Expenses

If this agreement requires a party (the First Party) to pay for, reimburse, set off or contribute to any expense, loss or outgoing (Reimbursable Expense) suffered or incurred by the other party (the Other Party), the amount required to be paid, reimbursed, set off or contributed by the First Party will be the sum of:

(a)	the amount of the Reimbursable Expense net of Input Tax Credits (if any) to which the Other Party is entitled in respect of the Reimbursable Expense (Net Amount); and

(b)	if the Other Party’s recovery from the First Party is a Taxable Supply, any GST payable in respect of that Supply,

such that, after the Other Party meets the GST liability, it retains the Net Amount.

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15.	General

15.1	Entire understanding

Each party acknowledges that:

(a)	this agreement (together with each other Transaction Agreement) constitutes the entire understanding between the parties concerning the subject matter of this agreement; and

(b)	no representations, warranties, guarantees or other terms or conditions, whether express or implied and whether oral or in writing in relation to the subject matter of this agreement shall be of any force or effect unless contained in this agreement (or another Transaction Agreement).

(c)	To the extent there is any inconsistency between this agreement and any other Transaction Agreement, this agreement prevails to the extent of the inconsistency.

15.2	Survival of obligations

(a)	Despite any other provision of this agreement, any indemnity or obligation of confidence under this agreement survives Completion or the termination of this agreement, however arising, including the Continuing Clauses.

(b)	On termination under clause 10, no party has any obligation or liability to any other party, except in connection with claims that arose before termination or otherwise pursuant to clause 10.2.

15.3	Further assurances

Unless otherwise provided in this agreement, a party, at its own expense and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this agreement and use reasonable endeavours to cause relevant third parties to do the same.

15.4	No waiver

(a)	A failure or delay by a party in exercising any right or remedy conferred on the party by this agreement does not operate as a waiver of the right or remedy.

(b)	A single or partial exercise of the right or remedy does not preclude a further exercise of it or the exercise of any other right or remedy under this agreement.

(c)	A waiver of a breach does not operate as a waiver of any other breach.

15.5	Severability

Any provision of this agreement which is invalid in any jurisdiction must in relation to that jurisdiction be:

(a)	read down to the minimum extent necessary to achieve its validity (if applicable); and

(b)	severed from this agreement in any other case,

without invalidating or affecting the remaining provisions of this agreement or the validity of that provision in any other jurisdiction.

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15.6	Consents and approvals

Where anything depends on the consent, approval or satisfaction of a party then, unless this agreement provides otherwise, that consent, approval or satisfaction may be given conditionally, unconditionally or withheld and may be satisfied or unsatisfied, in the discretion of that party, acting reasonably.

15.7	No variation

This agreement cannot be amended or varied except in writing signed by the parties.

15.8	Assignment

(a)	Subject to clause 15.8(b), a party must not novate this agreement, assign or otherwise deal with the benefits or its rights or obligations under this agreement, or allow any interest in them to arise, without the consent of the other party, which consent is not to be withheld unreasonably.

(b)	The Buyer may, at its own discretion, novate this agreement or assign the benefits or its rights or obligations under this agreement to any Affiliate of the Buyer or any person from which the Buyer has borrowed money.

15.9	Costs and Duty

(a)	Each party must pay its own costs related to the negotiation, preparation, execution, and performance of this agreement and any other document entered into or signed under this agreement.

(b)	The Buyer must pay any and all Duty payable on or in respect of this agreement or the transactions contemplated by this agreement.

15.10	Governing law and jurisdiction

(a)	This agreement is governed by and must be construed in accordance with the Law of Western Australia.

(b)	The parties submit to the exclusive jurisdiction of the courts of that State and the Commonwealth of Australia in respect of all matters arising out of or relating to this agreement, its performance or subject matter.

15.11	Specific performance

The parties acknowledge that monetary damages may be inadequate compensation for breach of this agreement and the party not in breach may be entitled to specific performance of this agreement, or an injunction or similar remedy with respect to any conduct or threatened conduct which is or would be a breach of this agreement, in addition to any other remedies available at Law.

15.12	Clauses benefiting Third Parties

If a provision of this agreement is expressed to be for the benefit of a Third Party, the party to this agreement that receives that promise (the Promisee):

(a)	does so not only in its own capacity but also as trustee for that Third Party;

(b)	must permit that third party to enforce the provision in the Promisee’s name on giving full indemnity and any reasonable security the Promisee requires; and

(c)	assumes no other duty or liability whatever to the Third Party such as to inform the third party of anything, to supervise, to monitor or to claim anything.

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15.13	Notices

(a)	Any notice given under or in connection with this agreement (Notice):

(i)	must be in writing and signed by a person authorised by the sender;

(ii)	must be marked for attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified; and

(iii)	is taken to be given:

(A)	in the case of hand delivery, when delivered at the address set out in the Parties section;

(B)	in the case of delivery by post, 3 Business Days after the date of posting (if posted to an address in the same country) or 7 Business Days after the date of posting (if posted to an address in another country) to the address set out in the Parties section;

(C)	if sent by email to the address set out in the Parties section on the earlier of:

(1)	the sender receiving a delivery confirmation message from the addressee’s information system; and

(2)	4 hours after the time the email is sent to the relevant email address unless the sender receives an automatic notification (other than an out of office greeting) that the email has not been delivered; or

(D)	in any other way permitted by Law,

however, if the intended recipient has notified a changed address or email address, then Notice must be to that address or email address.

(b)	Despite clause 15.13(a), if Notice is received or taken to be received under clause 15.13(a) after 5.00pm in the place of receipt or on a day that is not a Business Day, the Notice is taken to be received at 9.00am on the next Business Day and take effect from that time unless a later time is specified.

15.14	Set off

(a)	Except to the extent this agreement expressly provides otherwise (including for the avoidance of doubt as set forth in clause 9.6 and clause 15.14(b)), a party has no right of set-off against a payment due to another party.

(b)	The Buyer may set off any amount due to it from a Seller against any amount it is required to pay to that Seller under this agreement.

15.15	Conflicting provisions

The provisions of the main body of this agreement prevail over any conflict with any schedule or annexure.

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15.16	No merger

A term or condition of, or act done in connection with, this agreement or Completion does not operate as a merger of any of the undertakings, warranties and indemnities in this agreement or the rights or remedies of the parties under this agreement which continue unchanged.

15.17	Operation of indemnities

Any indemnity, reimbursement or similar obligation in this agreement given by a party:

(a)	is a continuing obligation despite the satisfaction of any payment, settlement or other obligation in connection with this agreement;

(b)	is independent of any other obligations under this agreement; and

(c)	continues after this agreement, or any obligation arising under it, ends.

It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this agreement.

15.18	Relationship of parties

Unless this agreement expressly provides otherwise, nothing in this agreement may be construed as creating a relationship of partnership, of principal and agent or of trustee and beneficiary.

15.19	Payments

All payments to be made under or in connection with this agreement must be made in immediately available funds.

15.20	Counterparts

This agreement may be signed in any number of counterparts and each of those counterparts taken together constitute one and the same document. A party may rely on an electronically produced copy of this agreement or a counterpart, and the signatures and other marks in it, as though it is an original. This agreement is binding on each signatory despite any other signatory not having signed it.

15.21	Electronic signature

(a)	Each party warrants that immediately prior to entering into this agreement, it has unconditionally consented to:

(i)	the requirement for a signature under any law being met; and

(ii)	any other party to this agreement executing it,

by any method of electronic signature that other party uses (at that other party’s discretion), including signing on an electronic device or by digital signature.

(b)	Without limitation, the parties agree that their communication of an offer or acceptance of this agreement, including exchanging counterparts, may be by any electronic method that evidences that party’s execution of this agreement.

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15.22	Capital Adjustments

(a)	Notwithstanding any other provision of this agreement, if after the Execution Date and prior to or on the Completion Date, Sow Good effects any Capital Event (as defined below), all references in this agreement to (i) the 10-Day VWAP, (ii) the number of Consideration Shares, Sellers Consideration Shares, Escrow Shares, Broker Payoff Shares, Lender Payoff Shares, Retained Shares, or (iii) any share quantity determined by dividing a dollar amount by the 10-Day VWAP, shall be proportionally adjusted to reflect such Capital Event so that the aggregate economic consideration receivable by each Consideration Recipient is not diminished or increased solely as a result of such Capital Event. For purposes of this clause, “Capital Event” means any stock split, reverse stock split, stock dividend, reclassification, recapitalization, combination or exchange of Sow Good Shares.

(b)	Without limiting clause 15.22(a), the parties acknowledge that Sow Good intends to complete a 15-to-1 reverse stock split of the Sow Good Shares with an effective time of April 23, 2026. As a result of the Reverse Split, with effect from April 23, 2026: (i) the 10-Day VWAP shall be deemed to be US$4.8135; and (ii) all share quantities calculated by reference to the 10-Day VWAP as set forth in this agreement shall be divided by fifteen (15), rounded down to the nearest whole Sow Good Share.

(c)	Sow Good shall notify the Seller of any other Capital Event within two (2) Business Days of its public announcement and shall provide a written schedule of adjusted values. In the absence of manifest error, such schedule shall be deemed accepted unless disputed in writing within five (5) Business Days of delivery.

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Schedule 1 – Tenements

[***]

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Schedule 2 – Seller Warranties

1.	The Seller’s authority to sell

(a)	The Seller is the registered holder and (except where the Seller expressly enters into this agreement as trustee of a trust) beneficial owner of the Sale Shares and has complete power and right to sell those Sale Shares to the Buyer.

(b)	The Sale Shares will, on Completion, be free of any Encumbrance.

(c)	The Targets and the Seller that is a corporation, is validly existing under the Law of its place of incorporation.

(d)	The Seller has the full power and capacity to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement.

(e)	The Seller has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement and has obtained all necessary Authorisations for the execution, delivery and performance by that Seller of this agreement.

(f)	The obligations of the Seller under this agreement are valid and binding and enforceable against that Seller in accordance with their terms.

(g)	No litigation, arbitration, mediation, conciliation or administrative proceeding is taking place or, to the best of the Seller’s knowledge, pending or threatened whose outcome is likely to have a material adverse effect on the ability of the Seller to perform their obligations to complete the sale and purchase of the Sale Shares.

(h)	The execution, delivery and performance by the Seller of this agreement and the consummation of the transactions contemplated by this agreement does not violate the constitution, certificate of incorporation or bylaws or analogous constituent document of such Seller or any Target Group Member.

2.	The Target Group Members

(a)	Each Target Group Member is validly incorporated, organised and subsisting and duly registered under the laws of the jurisdiction in which it was registered.

(b)	Each Target Group Member has full corporate power to own its properties, assets and business and to carry on its business as now conducted.

(c)	Each Target Group Member is duly registered and authorised to do business in those jurisdictions which, by nature of its business and assets, makes such registration or authorisation necessary.

(d)	Each Target Group Member has conducted its business in compliance in all material respects with the constitution or other constituent documents of such Target Group Member.

(e)	Each Target Group Member’s shares are free and clear of any Encumbrances and its shares are fully paid and no money is owed in respect of them.

(f)	No Target Group Member is a trustee of any trust.

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(g)	No Target Group Member owns, has bought or agreed to buy any shares or other capital or ownership interests in another corporation.

(h)	No Target Group Member is, or has agreed to become, a member of any partnership, unincorporated association, joint venture or consortium.

3.	Share capital of the Target Group

(a)	The Sale Shares:

(i)	comprise all of the issued share capital of the Targets, subject to any rights of the Tanzanian Government to receive a free carried interest of 16% pursuant to applicable law and subject to agreement with the Government of Tanzania pursuant to applicable law;

(ii)	are held and beneficially owned by the Seller;

(iii)	are fully paid without any money owing in respect of them; and

(iv)	were all properly issued.

(b)	Subject to the consent of the Mining Commission, there is no restriction on the sale or transfer of the Sale Shares to the Buyer, including rights of pre-emption exercisable by any person (whether contained in the constitution of the Targets or otherwise) which have not been waived except for the consent of the directors of the Targets to the registration of the transfers of the Sale Shares.

(c)	There are no securities convertible into shares of any Target Group Member.

(d)	There are no options, agreements, or understandings (whether exercisable now or in the future and whether contingent or otherwise) which entitle or may entitle any person to:

(i)	call for the purchase, transfer or the issue of any other share or security (debt or equity) of any Target Group Member, subject to any rights of the Tanzanian Government to receive a free carried interest;

(ii)	require any Target Group Member to enter into any agreement in respect of the rights to vote which are conferred in respect of any security (debt or equity) of any Target Group Member; or

(iii)	require any Target Group Member to grant any warrant, option or right of first refusal or offer in respect of any security (debt or equity) of any Target Group Member, subject to any rights of the Tanzanian Government to receive a free carried interest.

(e)	No Target Group Member has:

(i)	redeemed or repaid any share capital (or equity or other interest in any trust of which it is the trustee) contrary to its constitution or other constituent documents or the terms of issue of any shares or other equity or interest;

(ii)	reduced its share capital or the capital of any trust of which it is the trustee or passed any resolution for the reduction of its share capital or such other capital; or

(iii)	agreed or offered, whether or not subject to any condition, to do any of the matters referred to in paragraphs (i) or (ii).

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4.	Target Group solvency

To the best of the Seller’s knowledge and belief:

(a)	No order has been made, application filed, resolution passed or a notice of intention given to pass a resolution or any other action taken, in connection with any Target Group Member, which could result in:

(i)	a receiver, receiver and manager, controller, trustee, administrator, liquidator or similar official being appointed over, or being in possession or control of, all or any part of the assets or undertaking of any Target Group Member; or

(ii)	any Target Group Member entering into any arrangement or composition or moratorium or compromise with all or any class of its creditors,

and, so far as the Seller are aware, there are no circumstances justifying commencement of any action.

(b)	No Target Group Member has received any notice from a Government Agency in respect of any proposed deregistration or striking off of that Target Group Member under any applicable Law in the jurisdiction of incorporation of the relevant Target Group Member.

(c)	No receiver, receiver and manager, controller, trustee, administrator, liquidator or similar official has been appointed over, or has possession or control of, all or any part of the assets or undertaking of any Target Group Member, nor has any Target Group Member entered into any arrangement or composition or moratorium or compromise with all or any class of its creditors.

(d)	Subject to funding provided by the Seller, from time to time, each Target Group Member is able to pay its debts as and when they fall due and is not insolvent or subject to any form of insolvency administration under any applicable Law in the jurisdiction of incorporation of the relevant Target Group Member.

(e)	No Target Group Member has failed to comply with any statutory demand or analogous demand for payment of a debt served on it under any applicable Law in the jurisdiction of incorporation of the relevant Target Group Member.

(f)	No Target Group Member is the subject of any event or circumstance which gives rise to a presumption of insolvency under any applicable Law in the jurisdiction of incorporation of the relevant Target Group Member.

5.	Information

(a)	The Sellers DD Folder and all other information provided by or on behalf of the Seller in connection with this document (collectively, Disclosure Materials):

(i)	were prepared in good faith and with reasonable care;

(ii)	are true, complete and accurate;

(iii)	are not misleading or deceptive in any material respect.

(b)	The Seller have not intentionally withheld or omitted from the Disclosure Materials any information which makes any part of the Disclosure Materials false or misleading in any material respect.

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(c)	All forecasts, budgets, projections or similar forward-looking materials contained in the Disclosure Materials have not been created specifically for the transactions contemplated by this agreement, but are genuine operational documents of the Target Group.

(d)	All material information relating to the Business and the Sale Shares has been disclosed to the Buyer in the Disclosure Materials.

(e)	The Seller have not knowingly withheld from the Disclosure Materials any information which the Seller are aware might reasonably affect the willingness of the Buyer to buy the Sale Shares on the terms and conditions of this agreement.

(f)	All information and documentation that has been disclosed by the Seller to the Buyer about the Target Group Members, the Sale Shares and the Business set out in this agreement and the Disclosure Materials is accurate in all material respects, current (unless fairly disclosed by a subsequent disclosure in the Disclosure Materials) and not misleading or deceptive or likely to mislead or deceive, and there are no omissions that would cause any of the information or documentation to be misleading or deceptive or likely to mislead or deceive.

6.	Financial statements

6.1	Accounts

(a)	The Accounts give a true and fair view of the affairs, financial position and assets and liabilities of the Target Group as at the Accounts Date and of the income, expenses, results of operations and cash flow of the Target Group for the Financial Year ended on the Accounts Date.

(b)	The Accounts were prepared:

(i)	in accordance with the requirements of any applicable Law in the jurisdiction of incorporation of the relevant Target Group Member and the Accounting Standards;

(ii)	were prepared on a basis consistent with that adopted in preparing the accounts of the Target Group for previous Financial Years; and

(iii)	in a manner described in the notes to them.

(c)	The Accounts:

(i)	include and make full provision for all Liabilities of the Target Group Members at the Accounts Date (including contingent Liabilities);

(ii)	are true and accurate and not misleading and do not contain any material errors or material omissions;

(iii)	make provision reasonably regarded as adequate for bad and doubtful debts; and

(iv)	are not affected by any unusual or non-recurring item.

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6.2	No changes since Accounts Date

Since the Accounts Date:

(a)	each Target Group Member has carried on the Business in the ordinary and usual course in a proper and efficient manner, without any interruption or alteration in its nature, scope or manner, no business decisions have been made that would not have been made if the Seller had not intended to sell the Sale Shares, and neither the Seller nor a Target Group Member has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

(b)	the Target Group has not implemented any new accounting or valuation method for the Business, assets, property or rights;

(c)	the Target Group has not incurred or undertaken any material Liabilities or obligations (actual or contingent), including Tax, except in the ordinary course of the Business;

(d)	there has not been any bonus issue or other distribution or payment of financial indebtedness being in arrears or declared, made or paid on any Sale Shares in or to any shareholders;

(e)	no Target Group Member has sold, transferred or assigned of any material assets other than in the ordinary and usual course of business;

(f)	the Target Group has not entered into nor agreed to enter into any capital expenditure commitments that have not been disclosed in the Sellers DD Folder;

(g)	there has not been a material change in the operation of the Business other than in the manner consistent with the ordinary course of business prior to the preparation of the Accounts; and

(h)	there has not been any change in the salary, wages or other remuneration of any employee or contractor of a Target Group Member, except in compliance with previously established practice and in the usual course of the business.

6.3	No deficiency in accounting controls

There has never been any identified significant deficiency or material weakness in any internal accounting control system used by a Target Group Member.

6.4	No fraud

As far as the Seller are aware, there has never been any actual or alleged fraud or other wrongdoing involving any management or other employees of a Target Group Member who have a role in preparing the Target Group’s accounts.

7.	Conduct of the Business

(a)	There are no actual or contingent liabilities of the Target Group Members, or unascertained Claims against any Target Group Member (including contractual commitments) which could materially and adversely affect the value of the Business.

(b)	There is no outstanding notice or order prohibiting or restricting the conduct of the Business in any way. There is no proposal to issue such a notice.

(c)	No Target Group Member needs the consent of a third party to carry on its Business or any part of it, other than laws and regulations pursuant to the nature of its Business.

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(d)	Since the date 12 months before the Execution Date, the Business has been conducted in all material respects in the ordinary and usual course of business other than for the transactions contemplated by this agreement and:

(i)	no Target Group Member has acquired any assets, or sold, disposed of or created an Encumbrance over any of its assets, worth more than A$50,000, except in the ordinary course of business;

(ii)	except in the ordinary course of the Business, no Target Group Member has engaged any new employee with annual remuneration exceeding A$75,000 or materially changed the terms of employment of any employee;

(iii)	no Target Group Member has entered into any contract or commitment requiring the payment of more than A$150,000 per annum; and

(iv)	no supplier or customer of any Target Group Member has ceased to deal or has reduced its trade with any Target Group Member by an amount which if extrapolated for a full year would exceed A$100,000 or more.

8.	Liabilities and commitments

To the best of the Seller’s knowledge and belief:

(a)	No Target Group Member has granted or created any Encumbrance over its shares or any of its assets, other than any Encumbrance in favour of the Lenders which is to be released prior to or in connection with the Completion.

(b)	Other than rectification work to the settlement village the subject of an insurance claim, the Target Group has no material financial commitments or unusual Liabilities that are not disclosed in the Accounts.

(c)	Every contract, instrument or other commitment to which the Target Group is a party is valid and binding according to its terms and no party to the contract, instrument or commitment is in material default under its terms.

(d)	The Target Group is not party to any contract or commitment entered into that:

(i)	is outside the ordinary course of the Business;

(ii)	is not at arm’s length or not on normal commercial terms; or

(iii)	is long term, substantial or onerous.

(e)	No Target Group Member is directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any person, and has not given a letter of comfort to any person, other than any Encumbrance in favour of the Lenders which is to be released prior to or in connection with the Completion.

(f)	No Target Group Member is party to any agreement in terms of which it is, or will be, bound to share its profits or pay any royalties, other than the rights of the Tanzanian government to a free carried interest.

9.	Assets

(a)	The Target Group has good and valid title to all assets used or held for use in their business or that are otherwise included in the financial records of the Target Group as assets of the Target Group.

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(b)	The Target Group does not hold any trading or exploration assets beyond the Tenements.

(c)	The assets used by the Target Group from time to time, other than assets that are subject to a lease or hire arrangement, are all:

(i)	fully paid for;

(ii)	either the absolute property of a Target Group Member free and clear of all Encumbrances, other than any Encumbrance in favour of the Lenders which is to be removed prior to or in connection with the Completion or used by a Target Group Member under a contract under which it is entitled to use the assets on the terms and conditions of such contract;

(iii)	not the subject of any lease (other than right of use assets) or hire purchase agreement or agreement for purchase on deferred terms, other than in the ordinary course of business;

(iv)	materially conforms and complies with any applicable description, specification or standard specified in this agreement or any relevant purchase or title retention agreement;

(v)	to the extent owned by the Target Group, have been serviced in accordance with applicable service agreements; and

(vi)	to the extent owned by the Target Group and currently used by the Business, comply with all applicable statutes and regulations, including in respect of safety, in its assembly, fitting, maintenance and operation.

10.	Tenements

(a)	The Targets are, collectively, the legal and beneficial owners of 100% of the Tenements.

(b)	No other person holds any rights to undertake any activities on the Tenements or to access the Tenements.

(c)	Each Tenement is in full force and effect and in good standing in accordance with all Laws and, until Completion, all terms and conditions that apply to the Tenements have been complied with, there are no unsatisfied writs of execution or liens relating to the Tenements and the Targets have not received written notice from any Government Agency advising that they have not complied with any requirements necessary for the good standing of the Tenements.

(d)	There are no agreements or dealings in respect of the Tenements that have either been lodged at the Mining Commission but remain unregistered in respect of the Tenements or have not been lodged at the Mining Commission.

(e)	All reporting obligations relating to the Tenements have been complied with.

(f)	The Targets and the Seller have not received any notice from a Government Agency indicating that any of the work programs in respect of the Tenements have not been complied with, which have not subsequently been withdrawn or lifted, pursuant to all relevant laws or other authority.

(g)	All rents, taxes, rates, charges, royalties and other assessments charged or chargeable against the Tenements have been paid by the Targets pursuant to all relevant laws or other authority.

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(h)	No circumstances exist which are likely to give rise to a forced assignment, surrender or transfer of all or part of any Tenement, other than the Tanzanian governments right to a free carried interest.

(i)	There is not in existence any current compensation agreement with the owner or occupier of any land which is subject to the Tenements nor any royalty arrangement of whatever nature in respect of the Tenements.

(j)	The Targets are in compliance with all Environmental Laws binding on them in connection with the Tenements, and the Seller and Targets have not received any notification under any Environmental Law requiring Targets to take or omit to take any action in respect of the Tenements.

(k)	There are no environmental liabilities or obligations which have arisen or might arise against the Targets, the Seller, or entities contracting to them in respect of the Tenements which require or might require any action by the Buyer or payment of any amount by the Buyer to any third party, nor have there been any environmental liabilities or obligations which have arisen against the Targets, the Seller, or entities contracting to them in the past in respect of the Tenements.

(l)	None of the Tenements will be invalidated or adversely affected in any way by the entry into this agreement and the performance of the Parties’ obligations hereunder.

(m)	As at the Execution Date the Targets, are the sole legal and beneficial owner of all intellectual property rights subsisting in the Mining Information, the Buyer and the Target’s use of which following Completion will not:

(i)	require that the Buyer or the Targets pay any royalties, licence fees or other similar fees to any person or entity in connection with its use; and

(ii)	infringe any other person or entities’ intellectual property rights or moral rights or similar personal rights.

(n)	The Targets have all permits, licenses, authorities, registrations and approvals necessary for the operation of the Tenements and there are no facts, matters or circumstances which may result in the revocation, variation or non-renewal in any material respect of any such permits, licenses, authorities, registrations and approvals.

11.	Records

(a)	The copies of the constitution of each Target Group Member which have been supplied to the Buyer are true, complete and up to date copies.

(b)	The register of members of each Target Group Member contains a true and accurate record of its members from time to time.

(c)	All statutory books and records of each Target Group Member (such as board minutes, minutes of general meetings, and registers) have been properly kept and are up to date, true, complete and accurate.

(d)	All Records of the Target Group Members:

(i)	are in the possession or under the control of the Target Group Members:

(ii)	have been fully and properly maintained;

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(iii)	properly record everything required by any applicable material Law or by prudent business practice;

(iv)	do not contain any material inaccuracies or discrepancies; and

(v)	include all information required or under, or to comply in all material respects with, or to support any filing made or required to be made under any applicable Law.

(e)	No Target Group Member has received notice of any application or intended application for the rectification of its register of members or any other register that it is required by Law to maintain.

(f)	All material documents, filings, publications and registrations required by applicable Law to be delivered or made by a Target Group Member to a Government Agency have been duly delivered or made on a timely basis.

12.	Tax

12.1	General

(a)	All Tax Returns lodged by the Target Group:

(i)	have been lodged by the due date for filing those Returns; and

(ii)	have been made in accordance with the relevant Tax Law.

(b)	All assessments, whether original or amended, made by a Government Agency in respect of each Target Group Member and all Tax Returns of each Target Group Member accurately reflect any Liability for Tax of the Target Group Member for the period to which the assessment or Return relates.

(c)	No Tax Return, election or notice lodged or filed by a Target Group Member contains either of the following:

(i)	a false or misleading statement or omits to refer to a matter which is required to be included and without which the statement is false or misleading; or

(ii)	a material error or a material omission relating to the assessment of a Tax Liability of that Target Group Member.

(d)	Each Target Group Member has maintained proper and adequate records to enable it to comply in all material respects with its obligations under any Tax Law and all such records are held by the Target Group Member at Completion.

(e)	Each Target Group Member has paid all Taxes which the Target Group Member is liable to pay prior to Completion and the Target Group Member has not waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)	The only liabilities for Tax of a Target Group Member arising in the period after the Accounts Date and ending on the Completion Date are or will be liabilities arising in the ordinary course of business.

(g)	The office of public officer as required under any Tax Law has always been occupied for each Target Group Member.

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12.2	Audits

Each Target Group Member has not been notified that it is the subject of any audit or review by a Government Agency of any of its Tax Returns and there are no outstanding disputes, questions or demands as between the Target Group Member and any Government Agency relating to a Tax matter.

12.3	Withholding taxes

Any withholding tax that is required to be withheld by a Target Group Member has been duly withheld and remitted to the relevant Government Agency.

12.4	Income taxes

(a)	Each Target Group Member is resident for tax purposes in its jurisdiction of incorporation.

(b)	No Target Group Member has ever been a member of a tax consolidated group for income tax purposes.

(c)	Each Target Group Member has at all times up to and including Completion been a resident for tax purposes only in its place of incorporation and has never had a taxable presence, or any permanent establishment, in a jurisdiction outside of its place of incorporation.

(d)	The share capital account of each Target Group Member contains only amounts that represent genuine contributions of share capital.

(e)	For each duly declared dividend paid by a Target Group Member, the Target Group Member has issued a valid distribution statement within the time allowed by the Tax Law.

(f)	Each dividend paid by a Target Group Member prior to Completion complies with the Tax Law.

(g)	No Target Group Member has paid or credited an amount, transferred any property, made any distribution or loan or forgiven any debt which may be deemed to give rise to a dividend under the Tax Law; or

(h)	No Target Group Member has entered into or been a party to any transaction which contravenes the anti-avoidance provisions of any Tax Law.

(i)	No Target Group Member has ever been a member of a tax consolidated group.

(j)	All transactions and arrangements between any Target Group Member and any related party have been conducted on arm’s length terms and in accordance with applicable transfer pricing legislation in all relevant jurisdictions.

12.5	Stamp duty

(a)	All documents and transactions entered into by each Target Group Member that are required to be duty endorsed have been duly endorsed under the applicable laws relating to stamp Duty and all Duty which is required to be paid in respect of a document or transaction entered into by each Target Group Member has been paid.

(b)	No event has occurred which results in any Duty from which any Target Group Member obtained relief (such as the connected entity or corporate reconstruction exemption) becoming payable.

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12.6	Employment taxes

(a)	All amounts that are required to be withheld by a Target Group Member from payments made to employees, contractors or any other person under any applicable Tax Law have been duly withheld and remitted to the relevant Government Agency.

(b)	All amounts required to be contributed or paid by any Target Group Member in respect of any employee retirement, pension, superannuation or other mandatory employee benefit scheme or fund under any applicable Law have been paid in full and on time to the relevant fund, scheme or Government Agency.

(c)	No Target Group Member is required to prepare, lodge or file any statement, return or notice with any Tax Authority in connection with any failure to make contributions or payments referred to in paragraph (b) above, and no penalty, charge or surcharge has been imposed or is pending in connection with any such failure.

13.	GST

(a)	In respect of GST, each Target Group Member:

(i)	has complied with the GST Law in all material respects;

(ii)	has adequate systems established for it to ensure it complies with the GST Law; and

(iii)	has complied in all material respects with all laws, contracts, agreements or arrangements binding on it relating to GST;

(b)	No Target Group Member is:

(i)	or has ever been a member of any GST group, GST joint venture or partnership; or

(ii)	liable to pay GST in respect of supplies made by any entity other than a Target Group Member.

(c)	Any GST required to be paid by a Target Group Member to a Tax Authority has been imposed, obtained and remitted to a Tax Authority in accordance with its commitments under the GST Law. Each Target Group Member has complied with all of its obligations under the GST Law and other legislation associated with the introduction of the GST.

14.	Plant and Equipment

(a)	The Target Group Members legally and beneficially own or have a valid leasehold interest in or licence to use, all the Plant and Equipment free from any Encumbrance.

(b)	Each item of Plant and Equipment:

(i)	has been fully paid for (other than Plant and Equipment which is under a financing or hire purchase arrangement) and is in a Target Group Member’s exclusive possession or control;

(ii)	is in good repair and working condition and is fit for its present use consistent with its age (subject to fair wear and tear);

(iii)	is fully operational and fit for the purpose for which it is used in the Business;

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(iv)	has been properly maintained;

(v)	is safe and not a risk to health;

(vi)	fully conforms and complies with any applicable description, specification or standard specified in this agreement or any relevant purchase or title retention agreement; and

(vii)	complies with all applicable Laws.

(c)	Each item of Plant and Equipment which requires a licence or approval is duly licensed or approved (as the case may be).

(d)	All motor vehicles used in the conduct of Business are currently and properly registered in accordance with applicable laws, regulations, and the requirements of any Government Agency.

(e)	The Target Group has policies in place to ensure the safe operation of the Plant and Equipment and such policies comply with any applicable occupational health and safety legislation and good industry practice.

15.	Properties

(a)	The Leased Premises as set out in Schedule 4, together with one property owned by the Target Group as set out in Schedule 8, are the only properties owned, leased, used or occupied by the Target Group.

(b)	No Target Group Member has entered into any agreement, option or right of pre-emption to acquire any land.

(c)	In respect of each Leased Premises:

(i)	the Property Lease is a legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms against the counterparties thereto;

(ii)	the applicable Target Group Member has fully complied with all material obligations under the Property Lease (including all obligations to pay rent, rates and other amounts) and all other covenants affecting the property the subject of the Leased Premises;

(iii)	if required by Law to be registered, the Property Lease has been registered;

(iv)	the applicable Target Group Member is in exclusive occupation and quiet enjoyment of the Leased Premises;

(v)	the applicable Target Group Member has not granted any sub-lease, licence or exclusive possession or shared right of occupancy or use of any part of the Leased Premises;

(vi)	the Seller are not aware of any material breach or material default under any material term of the Property Lease;

(vii)	the applicable Target Group Member has not received any notice of termination, rescission, avoidance or repudiation of the Property Lease and no event has occurred which may be grounds for termination, rescission, avoidance or repudiation of the Property Lease; and

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(viii)	there are no current disputes in connection with or arising out of the Property Lease and no such disputes are pending or threatened.

(d)	All buildings, fixtures or other improvements and services on the Leased Premises are:

(i)	are in good repair and working condition, consistent with their age;

(ii)	are fully operational and fit for the purpose for which they are used in the Business;

(iii)	have been properly maintained; and

(iv)	are safe and not a risk to health.

(e)	No dangerous goods or other hazardous materials are used in the Business or stored at any of the Leased Premises.

(f)	No Leased Premise is contaminated by any substance or affected or degraded by the presence of any substance (including any dangerous goods, hazardous materials, asbestos or any waste).

(g)	The Target Group Members have fully complied with every obligation under any applicable Law and Permit, including any Law or Authorisation concerning the environment.

16.	Insurance

(a)	The Sellers DD Folder contains complete and accurate particulars of all current insurance policies taken out by or in respect of the Target Group Members (Insurance Contract), which states the insurer, the policy number, the date until which the policy is current, the type of policy, and brief details of any unpaid claim, of every extant claim and of every notified circumstance.

(b)	Each insurance policy taken out by or in respect of the Target Group Members:

(i)	is current;

(ii)	is a legal, valid and binding obligation enforceable in accordance with its terms;

(iii)	is on terms in all material respects in accordance with the customary insurance requirements for the industry in which the Business is conducted; and

(iv)	is with an insurance company with a financial rating from Standard & Poors or Moody’s of AA or better.

(c)	Each contract under which a Target Group Member is an insured party is in force and there is no fact or circumstance that would lead to any Insurance Contract being terminated, voided, voidable or ceasing to have effect as a consequence of a change in ownership of the Sale Shares or otherwise.

(d)	Other than the work on the settlement village, there are no outstanding claims or insurance premiums payable under the Insurance Contracts and the Seller are not aware of any circumstances that could reasonably give rise to any such claims.

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(e)	Having regard to the best practice in the industry in which its Business is operated:

(i)	all of the property and assets of the applicable Target Group Member of an insurable nature are insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against for similar businesses in similar industries; and

(ii)	the Target Group Members are adequately insured for each risk relating to the Business normally insured against (including worker’s compensation, employer’s liability, product liability, professional indemnity, property and business interruption and public risk insurance) and in such amounts as would be maintained in accordance with Law and prudent business practice.

(f)	No Target Group Member has been notified by any insurer that it must (or should) carry out any maintenance, repair or work on any of its assets.

17.	Intellectual Property

(a)	A Target Group Member is the sole legal and beneficial owner of the Owned Intellectual Property free from Encumbrances.

(b)	No Owned Intellectual Property is subject to any licence or assignment or authority in favour of a third party, other than as required for a customisation of software pursuant to a material contract in the ordinary course of business.

(c)	The conduct of the Business by the Target Group Members does not breach or infringe any Intellectual Property of any person. The Target Group Members have not received any written claim, proceeding, opposition, cancellation action or complaint alleging infringement or misappropriation by it of the Intellectual Property of any person.

(d)	No person has infringed or is infringing any of the Owned Intellectual Property.

(e)	No person has any right to or in any of the Owned Intellectual Property, or any right which would otherwise restrict the disclosure or use by a Target Group Member of any of the Owned Intellectual Property or the Intellectual Property Licences.

(f)	The Owned Intellectual Property, together with the Intellectual Property Licences, comprise all of the Intellectual Property Rights used in connection with or necessary for the operation and conduct of the Business, including all trade marks, business names, trade names, domain names, brands, trade secrets, copyright, know how and other confidential information and all information technology.

(g)	Any materials in which a Target Group Member claims copyright are original works, not copied wholly or substantially from any other works or material and no rights have been granted to any third party by the Target Group Member in respect of those works.

(h)	The Owned Intellectual Property Rights and the Intellectual Property Licences are valid and subsisting.

(i)	None of the Owned Intellectual Property Rights or the Intellectual Property Licences are liable to cancellation, forfeiture or modification for any reason, such as an act or omission of a Target Group Member.

(j)	Each director, officer, employee and contractor of a Target Group Member who, either alone or with others, has created, developed or invented Intellectual Property Rights that the Target Group uses or might use has entered into a written agreement or document with a Target Group Member that obliges them to disclose and assign the Intellectual Property Rights to a Target Group Member.

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18.	Information Technology

(a)	The information technology and telecommunications systems, hardware and software owned, licensed or used by the Target Group Members in the conduct of the Business as at the Execution Date (Systems) comprise all the information technology and telecommunications systems, hardware and software material to the conduct of the Business as conducted as of the Execution Date.

(b)	All Systems are either owned or validly licensed for use by, and are under the control of, a Target Group Member.

(c)	The Systems used by the Target Group:

(i)	perform efficiently in accordance with its specification and do not contain any defect or feature which may adversely affect their performance; and

(ii)	are lawfully held and used and do not infringe the Intellectual Property Rights of any person and all copies held have been lawfully made.

(d)	The copyright in the software or source code:

(i)	in respect of software written or commissioned by a Target Group Member, is owned exclusively by the Target Group Member and no other person has rights in or rights to use that software or source code or copies of that software or source code;

(ii)	in respect of standard packaged software purchased outright, is licensed to the Target Group Member on an express or implied licence that does not require the Target Group Member to make any further payments, is not terminable without the consent of the Target Group Member and does not impose any material restrictions on the use or transfer of the software; and

(iii)	in respect of all other software, is licensed to the Target Group Member on the terms of a valid written licence that requires payment by the Target Group Member of a fixed annual licence fee at a rate not exceeding the fee paid in the Financial Year ended on the Accounts Date, and (except for reasonable fees for software support) does not require the Target Group Member to make further or other payment, is not terminable (except for failure to pay the licence fee) without the consent of the Target Group Member and does not impose any material restrictions on the use or transfer of the software.

(e)	The Seller are not aware of any cyber-attacks, cyber-incidents or data breaches which in the last 5 years have compromised the Systems used by the Target Group in any material way, or resulted in material information held by the Target Group being accessed or accessible by unauthorised persons.

19.	Privacy

(a)	Each Target Group Member has complied in all material respects with the requirements of all applicable laws and contractual requirements regulating:

(i)	the collection, storage, use and disclosure of personal information (however defined under applicable Law in the relevant jurisdiction); and

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(ii)	direct marketing, in each case in accordance with applicable Law in the relevant jurisdiction.

(b)	No Target Group Member has received notice, or is likely to receive notice, of any data breach, any complaint by an individual as to a breach of any applicable privacy or data protection Law, or any investigation by any Government Agency concerning any actual or alleged privacy or information security violation in respect of the Business.

(c)	There has not been any disruption to the Business, any loss of data, breach of privacy, or loss of confidential information in the 36 months before Completion because of any information technology failure, performance fault, virus, worm, trojan or other similar harmful software code, or security breach.

20.	Contracts and commercial matters

(a)	The Sellers DD Folder includes a true and complete copy of all Material Contracts including all amendments and there are no unwritten agreements or arrangements affecting the terms of the Material Contracts.

(b)	In relation to each Material Contract, the Seller are not aware:

(i)	of any party to the contract being in default;

(ii)	of any grounds for rescission or avoidance or repudiation of that contract; or

(iii)	of any of these contracts having expired, either through non-renewal or their coming to a natural end.

(c)	No Material Contract:

(i)	cannot be performed in accordance with its terms and on time, or can so be performed but only with undue or unusual expenditure of time, money or effort;

(ii)	is likely to involve performance at a loss;

(iii)	provides a consideration for goods or services which does not accurately reflect the value on an arm’s length basis of those goods or services; or

(iv)	requires a Target Group Member to share any profits or to pay any royalty.

(d)	Each Material Contract:

(i)	is a legal, valid and binding agreement of a Target Group Member and is in full force and effect;

(ii)	is enforceable in accordance with its terms by the Target Group against all other parties to it;

(iii)	is on arm’s length terms and has been entered into in good faith and in the usual course of business with a third party; and

(iv)	is not of an unusual or abnormal nature and, so far as the Seller are aware, does not contain any onerous terms.

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(e)	As at the Execution Date, no Target Group Member has received, or given, any written notice of termination of any agreement to which it is a party that will, or would reasonably be likely to, be material to such Target Group Member.

(f)	The Target Group has duly performed and observed all of its material obligations, and, so far as the Seller is aware, the other parties have duly performed and observed all of their obligations, under all Material Contracts and the Seller are not aware of any current fact, matter or circumstance that would allow the counterparty to any Material Contract to terminate that contract.

(g)	There is no claim pending or threatened in connection with or arising out of the Material Contracts or the conduct of the business by the Seller.

(h)	Apart from the Material Contracts, there is no contract, agreement, arrangement or understanding which must be assigned or novated to the Target Group Members if they are to be able to carry on the Business, with the same financial result as carried on prior to Completion.

(i)	No Material Contract or its performance contravenes any Law or regulatory requirement.

(j)	No Target Group Member is, or has been, a party to any written or unwritten agreement or arrangement with a related entity of a Seller that materially affects the value of the Business.

(k)	No outstanding offer, tender or quotation has been given or made by a Target Group Member that is capable of giving rise to a contract merely by any unilateral act of a Third Party other than in the ordinary course of the Business.

(l)	Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the usual course of trading, no Target Group Member has given a condition or warranty, or made a representation, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it, that will, or would reasonably be likely to give rise to, a material liability for any Target Group Member.

21.	Regulatory Authorisations

(a)	The Sellers DD Folder contains complete and accurate particulars of all Authorisations held by the Target Group Members.

(b)	The Target Group holds every Authorisation necessary or desirable for the proper conduct of the Business as it is being carried on as at the Execution Date and has paid all fees due and payable in relation to them.

(c)	All Authorisations have been complied with in all material respects by the relevant Target Group Member and there are no facts or circumstances known to the Seller which might result in the revocation, non-renewal or variation of any Authorisation.

(d)	The Authorisations are the only authorisations required by the Target Group to conduct its business in the manner it is being conducted as it is being carried on at Completion.

(e)	Every such Authorisation:

(i)	has been fully paid up and is current;

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(ii)	has been fully complied with;

(iii)	is in full force and effect and is not liable to be revoked or not renewed; and

(iv)	is not subject to any condition.

22.	Litigation

To the best of the Seller’s knowledge and belief:

(a)	No Target Group Member is involved in, or threatened with, any Claim which may result in litigation of any kind or a Loss or other liability of the Business or which relate to the Tenements and there are no facts or circumstances that will or would be reasonably likely to give rise to any such Claim.

(b)	There is no unsatisfied Claim, judgment, order, arbitral award or decision of any court, tribunal or arbitrator, or unsatisfied settlement of proceedings in any court, tribunal or arbitration, against any Target Group Member.

(c)	No Target Group Member is the subject of any investigation, inquiry or enforcement proceedings or process by any Government Agency. The Seller are not aware of anything which is likely to give rise to any such investigation, inquiry, proceedings or process.

(d)	There is no unsatisfied judgment, order, arbitration award or decision of any court, tribunal or arbitrator against any Target Group Member nor is any Target Group Member party to any undertaking or assistance given to any court, arbitrator, tribunal or other Government Agency which is still in force.

(e)	No Target Group Member has given any undertaking to, and is not bound by any order of, a Government Agency (including a court or tribunal).

23.	Employees and subcontractors

(a)	The Sellers DD Folder contains:

(i)	a complete list of all employees of the Target Group as at the Execution Date and an accurate statement as at that date of their:

(A)	period of service with the Target Group (and any predecessor in the Business); and

(B)	accrued employee entitlements (including leave and benefits); and

(ii)	the complete and accurate details of terms of employment of each employee (including all employment arrangements, industrial awards and employment policies).

(b)	The Target Group has at all times complied with all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements applying to the employment of any of its past or present employees.

(c)	No Target Group Member is party to any agreement, arrangement or understanding with any trade union, employee association or other similar organisation and no Target Group company is a member of any employer federation or association.

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(d)	There is no strike, labour dispute or campaign, slowdown or representation, election or contest current, pending or threatened against a Target Group Member.

(e)	No Claim or dispute has been made, nor has the Target Group received notice of any potential Claim or dispute, by or on behalf of any past or present employee or group of employees, union, consultant or subcontractor against a Target Group Member. There are no circumstances which are likely to give rise to a Claim or dispute against a Target Group Member by or on behalf of any past or present employee or group of employees, union, consultant or subcontractor.

(f)	The Target Group has accrued annual leave, long service leave, personal leave, parental leave and other leave entitlements in respect of each Employee in accordance with all applicable Laws.

(g)	Each employee of the Target Group is employed exclusively in the Business. The employees of the Target Group are the only persons employed in or needed for the conduct of the Business.

(h)	There is no industrial dispute affecting the employees of the Target Group and none will arise as a result of the transactions contemplated by this agreement.

(i)	To the extent any applicable employment or industrial agreements, awards, instruments, arrangements or determinations apply to any of the employees engaged by the Target Group under applicable Law in the relevant jurisdiction, the Target Group complies, and has complied, with the terms and pays, and has paid, its employees the rates (or greater) set out in such agreements, awards or arrangements.

(j)	Neither the Seller nor the Target Group has received any written notice of any material breach by it of its legal or contractual obligations concerning the employment of any of the employees or engagement of any consultants or subcontractors.

(k)	Each consultant or subcontractor engaged by the Target Group in the Business is a genuine contractor, has been validly engaged as a contractor and no grounds exist for such contractors being deemed an employee.

(l)	Except as disclosed in the Sellers DD Folder and subject to any State or Federal legislation in Tanzania relating to, among other things, unlawful termination, adverse action, unfair dismissal, unfair contract agreements or arrangements and the need to give the required period of notice on termination, there is no contract of employment of any employee to which any member of the Target Group is a party which cannot be terminated by three months’ notice or less, or by reasonable notice, and in each case without giving rise to a claim for damages or compensation against any member of the Target Group.

(m)	No Target Group Member is the subject of any allegation or claim by an employee engaged by a Target Group Member on a casual basis that they are a permanent employee or are otherwise entitled to any benefits or protections afforded to permanent employees.

(n)	No exceptional bonuses, salary changes or management charges have been paid or declared to any employee, director, contractor or consultant of the Target Group.

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24.	Anti-bribery and anti-money laundering

To the best of the Seller’s knowledge and belief:

(a)	No Target Group Member nor, so far as the Seller are aware, any director, officer, agent, employee or other person or entity that provides services for or acts for or on behalf of a Target Group Member has at any time, either directly or indirectly violated any Anti-Money Laundering Laws applicable to a Target Group Member.

(b)	Neither the Target Group, nor, so far as the Seller are aware, its officers, directors, employees or agents (or any Seller, distributors, representatives or other persons acting on the express, implied or apparent authority of the Targets) have paid, given or received (or offered to pay, give or receive) any bribe or unlawful payment of money, thing of value, or any inducement, to or from any person or Government Agency in connection with or to further the Business, including in obtaining or retaining any permits, contracts, consents or business advantage.

(c)	Neither the Target Group, nor (so far as the Seller is aware) its officers, directors, employees or agents has ever:

(i)	made any false or fictitious entries in any book or record;

(ii)	paid, given or received (or offered to pay, give or receive) any bribe, kickback, secret commission or unlawful payment of money, thing of value, or any inducement, to or from any person or Government Agency in connection with or to further the Business, including in obtaining or retaining any permits, contracts, consents or business advantage;

(iii)	directly or indirectly paid or offered to pay any government official to influence the official (including by paying or offering to pay someone else while knowing or having reasonable grounds to suspect that some or all of what is paid or offered will be used to influence a government official);

(iv)	directly or indirectly made any contribution for political purposes; or

(v)	made any gift or provided any benefit which is not deductible under the Tax Act.

(d)	No Target Group Member nor any director, officer, agent, employee or other person that acts for or on behalf of a Target Group Member appears on any list of entities or individuals debarred from tendering or participating in any project funded by national or local governments, the World Bank, European Bank for Reconstruction and Development or any other multi-lateral or bi-lateral aid or development agency.

(e)	For the purposes of this warranty, Anti-Money Laundering Laws means all laws rules, and regulations of any jurisdiction applicable to any person from time to time concerning or relating to anti-money laundering and countering the financing of terrorism.

25.	Environmental

To the best of the Sellers knowledge and belief:

(a)	There are no factors affecting any of the Properties that will, or would reasonably be likely to, give rise to any material liability for any Target Group Member:

(i)	under; or

(ii)	arising from any act or omission of a Target Group Member that is a breach of or inconsistent with its obligations under,

any Environmental Law.

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(b)	No Contamination exists on any of the Properties and no Contamination has migrated from any Properties.

(c)	There are no outstanding notices, orders, directions or declarations from or by any Government Agency to a Target Group Member in respect of any Environmental Law applicable to any of the Properties.

26.	Compliance with applicable Laws

26.1	Laws

(a)	The Target Group Members have at all times conducted the Business in accordance with every requirement of any applicable Law.

(b)	No past or present act or omission of any Target Group Member could give rise to any fine or penalty or contravenes or has contravened any applicable Law.

26.2	Investigations and notices

(a)	No investigation, disciplinary proceeding, enquiry, process or request for information of a Government Agency affecting a Target Group Member or the Business, is under way, outstanding, pending or proposed. There are no facts or circumstances likely to give rise to such an investigation, disciplinary proceeding, enquiry, process or request for information.

(b)	As far as the Seller are aware, each Target Group Member has complied in all material respects with all conditions under all licences, consents, certifications and authorisations required for carrying on the Business, including all:

(i)	planning Laws, agreements and permits;

(ii)	employment and industrial relations Laws and agreements;

(iii)	occupational health and safety Laws; and

(iv)	Environmental Laws,

and no contravention or allegation of any applicable Law is known to the Seller.

(c)	There is no outstanding notice prohibiting or restricting the conduct of the Business in any way. There is no proposal to issue such a notice.

(d)	No Target Group Member has ever:

(i)	made any false or fictitious entries in any book or record;

(ii)	paid or agreed to pay any unlawful payment, such as a secret commission, bribe or kickback;

(iii)	directly or indirectly paid or offered to pay any government official to influence the official (including by paying or offering to pay someone else while knowing or having reasonable grounds to suspect that some or all of what is paid or offered will be used to influence a government official);

(iv)	directly or indirectly made any contribution for political purposes; or

(v)	made any gift or provided any benefit which is not deductible under the Tax Act.

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27.	Superannuation

(a)	Each Target Group Member:

(i)	has satisfied its choice of fund requirements (as set out in the Superannuation Legislation) in respect of its Employees (Superannuation Fund);

(ii)	has no liability in respect of the choice of fund requirements in respect of its Employees.

(b)	Except for its obligations in respect of the Superannuation Fund, no Target Group Member is under any present legal liability or voluntary commitment (whether or not legally binding) to pay any of the Employees, contractors or directors any pension, superannuation, retirement or similar benefit.

(c)	As at Completion, there are no outstanding or unpaid contributions due to the Superannuation Fund from any Target Group Member.

(d)	Any superannuation that is required to be paid to an Employee’s superannuation fund has been paid on time.

(e)	The Target Group Members have provided at least the prescribed minimum level of superannuation support for each of its Employees so as not to incur a superannuation guarantee charge liability under the Superannuation Legislation in respect of the period up until Completion.

(f)	As at Completion, no Employee or director is a defined benefit member, and no Target Group Member makes any contributions (whether notional or otherwise) to, or participates in or has any liability under, any defined benefit fund. For the purpose of this warranty, defined benefit member and defined benefit fund have the meaning given to them under the SIS Act, but as if the reference in the definition of defined benefit fund under the SIS Act to ‘regulated superannuation fund’ was a reference to ‘superannuation fund’.

28.	Consideration Shares

28.1	Acquisition for Investment

(a)	The acquisition of the Sellers Consideration Shares, the Contingent Value Rights and, if applicable, the Escrow Shares is for the Seller’s own account and not with a view to the distribution thereof in violation of the Securities Act or any applicable securities laws. The Seller understands that none of the Sellers Consideration Shares, the Contingent Value Rights or the Escrow Shares have been registered under the Securities Act, and each may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law. The Seller:

(i)	is acquiring the Sellers Consideration Shares, the Contingent Value Rights and, if applicable, the Escrow Shares as principal for the Seller’s own account, and not for the account of any other person, and for investment purposes only, and not with a view to the resale or distribution of the Sellers Consideration Shares the Contingent Value Rights or the Escrow Shares in violation of the Securities Act or any applicable securities laws, and

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(ii)	was not formed for the purpose of acquiring the Sellers Consideration Shares, the Contingent Value Rights or the Escrow Shares and was not created and is not used solely to purchase or hold securities as an accredited investor.

28.2	Ownership of Sow Good Shares

As of the Execution Date and as of Completion, neither the Seller nor any of its Affiliates (individually or together with any other person with whom the Seller has identified, or will have identified, itself as part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owns, directly or indirectly, nor has it acquired or obtained the right to acquire, nor does it currently intend to acquire or obtain the right to acquire, beneficial ownership of, any of the Sow Good Shares or any other Securities of Sow Good, other than pursuant to the Transaction Agreements or any other documents contemplated thereby.

28.3	Accredited Investor; Restricted Securities

(a)	The Seller is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and/or a “Non U.S. Person” as identified under Regulation S promulgated under the Securities Act is aware that the issuance of the Sellers Consideration Shares, the Contingent Value Rights and, if applicable, the Escrow Shares is being made in reliance on a private placement exemption from registration under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available.

(b)	The Seller understands and acknowledges that the certificates representing the Sellers Consideration Shares and, if applicable, the Escrow Shares (and any replacement certificate or book entry issued prior to the expiration of any applicable hold periods under the Securities Act or the transfer restrictions set forth in the Stockholders Agreement) shall bear legends stating that the transfer of those securities is restricted, substantially as follows:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THIS SECURITY IS BEING OFFERED AND ISSUED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S OF THE SECURITIES ACT) IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS SECURITY IS SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED [--], 2026, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS AVAILABLE WITH THE SECRETARY OF THE COMPANY.

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28.4	Investment Decision

The Seller has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other person. Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend, or affect its right to rely on the representations and warranties of Sow Good contained in this agreement. The Seller is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any person by or on behalf of Sow Good. Furthermore, the Seller acknowledges that nothing in this agreement or any other materials presented by or on behalf of Sow Good in connection with the transactions contemplated by this agreement constitutes legal, tax or investment advice. The Seller has adequate means of providing for its current needs and contingencies, has no need for liquidity with respect to its investment in the Sellers Consideration Shares, the Contingent Value Rights and, if applicable, the Escrow Shares, and can withstand a complete loss of such investment.

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Schedule 3 – Sow Good Warranties

(a)	The Buyer is duly incorporated and validly existing pursuant to the laws of the jurisdiction of its organisation or incorporation and, if relevant pursuant to such laws, is in good standing.

(b)	Sow Good has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms and has full power to enter into and perform its obligations pursuant to this agreement, subject, in each case, to execution and delivery of the Written Consent by the requisite stockholders of Sow Good.

(c)	The execution, delivery and performance of this agreement by Sow Good complies with applicable law and its constituent documents, subject, in each case, to execution and delivery of the Written Consent by the requisite stockholders of Sow Good.

(d)	Sow Good has filed or furnished, as applicable, on a timely basis with or to the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by Sow Good with or to the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2025 (collectively, the “Sow Good SEC Documents”). As of their respective effective dates (in the case of Sow Good SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnished dates or, if amended prior to the Execution Date, the date of the filing or furnishing of such amendment, with respect to the portions that are amended (in the case of all other Sow Good SEC Documents), the Sow Good SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Sow Good SEC Documents, and none of the Sow Good SEC Documents as of such respective dates (or, if amended prior to the Execution Date, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC with respect to any of the Sow Good SEC Documents and, to Sow Good’s Knowledge, none of the Sow Good SEC Documents is the subject of any pending SEC comment or investigation.

(e)	Sow Good is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Exchange.

(f)	The consolidated financial statements of Sow Good (including all related notes and schedules) included or incorporated by reference in the Sow Good SEC Documents, as of their respective dates of filing with the SEC (or, if such Sow Good SEC Documents were amended prior to the Execution Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Sow Good and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not reasonably expected to be material and to any other adjustments described therein, including the notes thereto).

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(g)	Neither Sow Good nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Sow Good as of December 31, 2025 (the “Sow Good Balance Sheet Date”) included in the Sow Good SEC Documents, (ii) incurred after the Sow Good Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated by this Agreement and which do not arise out of a breach by Sow Good or any of its Subsidiaries of any representations or warranties made under this agreement or (iv) as would not result in a material adverse change impacting Sow Good.

(h)	Sow Good has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and that are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Sow Good’s properties or assets. Since 1 January 2025, neither Sow Good, the Board of Directors of Sow Good nor its audit committee nor, to Sow Good’s Knowledge, Sow Good’s independent registered public accounting firm, has identified or been made aware of (x) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Sow Good’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect Sow Good’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, or (y) fraud, whether or not material, that involves management or other employees of Sow Good who have a significant role in the internal controls over financial reporting of Sow Good. The disclosure controls and procedures utilized by Sow Good are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Sow Good in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Sow Good, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Sow Good to make the certifications required under the Exchange Act with respect to such reports.

(i)	Each document required to be filed by Sow Good with the SEC or required to be distributed to Sow Good’s stockholders in connection with this agreement, including the Information Statement (and including any amendments or supplements thereto), at the time first sent or given to the stockholders of Sow Good, in the case of the Information Statement, and at the time filed with the SEC and at any time it is amended or supplemented, in the case of any such other document, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Sow Good makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Seller or any member of the Target Group or any of their respective Affiliates for inclusion or incorporation by reference in the Information Statement or any other documents to be filed with the SEC.

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Schedule 4 – Leased Premises

[***]

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Schedule 5 – Material Contracts

[***]

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Schedule 6 – Stockholders Agreement

[***]

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Schedule 7 – Owned Premises

[***]

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Execution

Executed as an agreement on	April 20, 2026

BUYER:

Executed by SOWG Tanzania Inc. in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Yisroel Goldberg
Signature of Authorised Representative

Yisroel Goldberg
Full Name (please print)

SOW GOOD:

Executed by Sow Good Inc. in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Yisroel Goldberg
Signature of Authorised Representative

Yisroel Goldberg
Full Name (please print)

Hamilton Locke ▌Share Purchase Agreement	78

SELLER:

Executed by Ryzon Materials Limited (ACN 115 111 763) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of Director	Signature of Secretary

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)

URANEX:

Executed by Uranex Tanzania Limited in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of Authorised Representative	Signature of Authorised Representative

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)

MAGNIS TECH:

Executed by Magnis Technologies (Tanzania) Limited in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of Authorised Representative	Signature of Authorised Representative

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)

URANEX ESIP:

Executed by Uranex ESIP Pty Ltd (ACN 122 239 070) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of Director	Signature of Secretary

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)

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